Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-262341

Prospectus Supplement No. 4

(to Prospectus dated March 23, 2022)

Up to 22,415,400 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 101,083,492 Shares of Class A Common Stock offered by the Selling Holders

10,837,400 Resale Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 23, 2022 (the “Prospectus”) related to:

(A) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to 101,083,492 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock"), consisting of: (i) 3,356,078 shares of Class A Common Stock of CompoSecure, Inc. (the “Company”) issued in connection with the Common PIPE Investment (as defined in the Prospectus) (the “PIPE Shares”); (ii) up to 12,999,978 shares of Class A Common Stock (the “Exchangeable Note Shares”) issuable upon exchange of CompoSecure Holdings, L.L.C.’s exchangeable senior notes (“Exchangeable Notes”), which consists of 11,304,340 shares at the base conversion price of $11.50 per share, plus an additional aggregate amount of up to 1,695,638 shares to cover adjustments which are applicable in limited circumstances under the Note PIPE Subscription Agreements (as defined in the Prospectus); (iii) 61,136,800 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of shares of Class B Common Units issued by CompoSecure Holdings, L.L.C. (the subsidiary of the Company), and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by certain Selling Holders; (iv) up to 6,964,236 shares of Class A Common Stock (the “Earnout Shares”) issuable to certain Selling Holders in earn-out consideration based on the achievement by the Company of certain stock price thresholds; (v) 5,789,000 shares of Class A common stock issued to Roman DBDR Tech Sponsor LLC (“Sponsor”) upon conversion of 5,789,000 shares of Class B Common Stock originally issued to Sponsor in connection with the initial public offering of Roman DBDR Tech Acquisition Corp. (“Roman DBDR”); (vi) 10,837,400 shares of Class A Common Stock issuable upon exercise of the Resale Warrants (as defined below) prior to the public resale of the Resale Warrants; and (vii) warrants (“Resale Warrants”) to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the initial public offering of Roman DBDR. We will not receive any proceeds from the sale of shares of Class A Common Stock or the Resale Warrants by the Selling Holders pursuant to this prospectus; and

(B) the issuance by the Company of up to an aggregate of 22,415,400 shares of Class A Common Stock, which consists of (i) 10,837,400 shares of Class A Common Stock that are issuable upon the exercise of the Resale Warrants following the public resale of the Resale Warrants; and (ii) 11,578,000 shares of Class A Common Stock that are issuable upon the exercise of a like number of outstanding registered warrants (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) originally issued in the initial public offering of Roman DBDR.

This prospectus supplement updates the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”) on August 9, 2022 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”), under the symbols “CMPO” and “CMPOW,” respectively. On August 8, 2022, the closing price of a share of Class A Common Stock was $6.61 and the closing price for our Public Warrants was $0.79.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock or Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For transition period from         to
Commission File Number 001-39687

CompoSecure, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-2749902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
309 Pierce St.
Somerset, NJ 08873
(908) 518-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CMPO	The Nasdaq Global Market
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	The Nasdaq Global Market

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒
As of August 5, 2022, there were approximately 15,118,532 shares of the shares of the registrant's Class A common stock outstanding and 60,986,800 shares of the registrant's Class B common stock outstanding.

COMPOSECURE HOLDINGS, INC.

GLOSSARY
In addition to the terms defined elsewhere in this report, the following terms shall have the meanings set forth below when used in this report:

“Arculus Ecosystem” refers hardware, software, payments, and services for Digital Assets having a foundation in the secure Arculus Platform technology for providing secure storage of Digital Assets.

“Arculus Key™ card” refers to the Company’s initial Cold Storage hardware device configured to interface with CompoSecure’s initial Arculus Wallet™ App.

“Arculus Platform” refers to the Company’s three-factor authentication security platform with broad industry applicability for use in the Digital Asset marketplace, including the initial Arculus Cold Storage Wallet products.

“Arculus Wallet™” refers to the Company’s initial Wallet App configured to interface with the Arculus Key card Cold Storage.

“Arculus Cold Storage Wallet” refers to the Arculus Key™ card Cold Storage hardware device and companion Arculus Wallet™ software application.

“App” refers to a software application available on a mobile or cellular telephone.

"Blockchain" refers generally to databases that maintain information across a network of computers in a decentralized or distributed manner, which networks often use cryptographic protocols to ensure data integrity. Blockchains often are used to issue and transfer ownership of Digital Assets.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cold Storage” is a method of holding Cryptocurrency assets in an environment that is not connected to the Internet.

“Common Stock” means our Class A Common Stock and Class B Common Stock.

“Cryptocurrency” means any Digital Asset that uses cryptographic technologies to maintain its operation as a currency or decentralized location, such as Bitcoin, Bitcoin Cash and Ethereum, that is secured using Blockchain encryption technologies, and includes stablecoins and tokens.

“Digital Asset” means an asset that is issued and/or transferred using distributed ledger or Blockchain technology, including, but not limited to, Cryptocurrencies, and also may be referred to as “virtual currencies,” “coins” and “tokens.”

“Dual-Interface” (also known as “tap-to-pay”) refers to Payment Cards which contain an embedded chip that allows for both contact and contactless transaction functionality.

“EMV” (an acronym derived from the names Europay, Mastercard and Visa) is a high-security payment protocol for Payment Cards which utilizes an embedded microprocessor that, when paired with an EMV® enabled payment terminal, authenticates cardholder transactions. EMV® cards are often called “chip cards”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FinTech” is a word formed from the combination of “financial” and “technology” and is used to describe new technologies to deliver financial services to help businesses and consumers manage their financial activities.

“Holdings” means CompoSecure Holdings, L.L.C., a subsidiary of the Company.

“Hot Storage” is a method of holding Cryptocurrency assets in an environment this is connected to the Internet.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 19, 2021, by and among Roman DBDR, Holdings, Roman Parent Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Roman DBDR and LLR Equity Partners IV, L.P., a Delaware limited partnership, as subsequently amended by that certain First Amendment to the Merger Agreement, dated as of May 25, 2021.

“Metal Form Factor” is the industry term used to describe Payment Cards made from or including metal in their construction.

“NFC” refers to the near-field communications protocol which enables RFID communications between Payment Cards and payment terminals.

“Payment Cards” are credit and debit cards issued on the network of one of the Payment Networks.

“Payments Industry” refers to the overall market for payments processing, including banks and other credit and transaction card issuers, card associations, payment processors, and other providers of services and products to facilitate currency transactions, including Cryptocurrency transactions.

“Payment Networks” refers to the primary credit and debit card payment networks, including the networks operated by Visa, MasterCard, American Express, Discover, and China Union Pay.

“PCI” refers to the Payment Card Industry.

“PCI Security Standards” refer to the Payment Card Industry Physical Security Requirements and the Payment Card Industry Logical Security Requirements, established by the PCI Security Standards Council, which governs the secure handling of Payment Cards during manufacture, storage and shipping.

“Personalization” is the process of encoding, programming and embossing or laser engraving a Financial Card with the cardholder’s name, account number and other information.

“Prelams” refers to pre-laminated, sub-assemblies consisting of a composite of material layers which are partially laminated to be used as a component in the multiple layers of a final Payment Card or other card construction.

“Private Keys” refers to codes needed for a user to access their Cryptocurrencies or other Digital Assets.

“Public Warrants” refers to outstanding registered warrants issued in connection with the registrant’s initial public offering to purchase up to 11,578,000 shares of our Class A Common Stock.

“RFID” refers to radio-frequency identification which uses electronic tags placed on objects to relay identifying information to an electronic reader through radio waves.

“Resale Warrants” refers to the warrants to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the initial public offering of Roman DBDR and registered for resale pursuant to our registration statement on Form S-1 (File No. 333-262341).

“Roman Sponsor” means Roman DBDR Tech Sponsor LLC, a Delaware limited liability company.

“Roman DBDR” means Roman DBDR Tech Acquisition Corp, a Delaware corporation and the name of the company prior to the Business Combination.

“SEC” means the U.S. Securities Exchange Commission or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the holders of our Class A Common Stock and Class B Common Stock.

“Tax Receivable Amount” means the aggregate amount of all payments to be made to the holders of CompoSecure Units prior to the Closing pursuant to the Tax Receivables Agreement.

“Wallet” means a device or service which enables storage of, and access to, Digital Assets, such as Cryptocurrency.

“Warrants” means the Public Warrants and the Resale Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report, and the documents incorporated by reference herein, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward- looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward- looking statements. In some instances, these statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negatives of these terms or variations of them or similar terminology.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

•rapidly evolving domestic and global economic conditions;

•the outcome of any legal proceedings that may be instituted against the Company or others;

•the risk that the completion of the Business Combination disrupts the Company’s current plans and operations;

•the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•costs related to the Business Combination;

•the possibility that the Company may be adversely impacted by other economic, business, and/or competitive factors;

•future exchange and interest rates; and

•other risks and uncertainties indicated in this report, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

These and other factors that could cause actual results to differ from those implied by the forward- looking statements in this report are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Part I - Financial Statements

Item 1. Financial Statements

COMPOSECURE, INC.
Consolidated Balance Sheets
($ in thousands, except par value and share amounts)

	June 30, 2022	December 31, 2021
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,391	$21,944
Accounts receivable, net	45,208	27,925
Inventories	28,743	25,806
Prepaid expenses and other current assets	3,740	2,596
Total current assets	91,082	78,271

Property and equipment, net	21,114	22,177
Right of use asset, net	9,286	5,246
Deferred tax asset	24,777	25,650
Derivative asset - interest rate swap	5,590	—
Deposits and other assets	10	10
Total assets	$151,859	$131,354

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$4,997	$12,500
Current portion of lease liabilities	1,664	1,119
Accounts payable	6,857	7,058
Accrued expenses	23,482	13,220
Issuance costs payable	—	23,107
Bonus payable	2,676	3,512
Total current liabilities	39,676	60,516

Long-term debt, net of deferred finance costs	224,787	233,132
Convertible notes	127,119	126,897
Derivative liability - convertible notes redemption make-whole provision	613	552
Warrant liability	17,230	35,271
Line of credit	25,000	15,000
Lease liabilities	8,257	4,709
Tax receivable agreement liability	24,897	24,500
Earnout consideration liability	19,386	38,427
Total liabilities	486,965	539,004

Commitments and contingencies (Note 14)

Redeemable non-controlling interest	606,818	608,311

Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized, 15,118,532 and 14,929,982 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	2	1
Class B common stock, $0.0001 par value; 75,000,000 shares authorized, 60,986,800 and 61,136,800 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	6	6
Additional paid-in capital	17,610	12,261
Accumulated other comprehensive income	5,357	—
Accumulated deficit	(964,899)	(1,028,229)
Total stockholders' deficit	(941,924)	(1,015,961)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$151,859	$131,354

The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE, INC.
Consolidated Statements of Operations (Unaudited)
($ in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$97,199	$62,743	$181,382	$126,465
Cost of sales	38,347	27,633	73,771	57,039
Gross profit	58,852	35,110	107,611	69,426
Operating expenses:
General and administrative expenses	20,513	10,739	38,227	18,796
Selling expenses	3,920	—	4,982	—
Income from operations	34,419	24,371	64,402	50,630

Other income (expense):
Revaluation of warrant liability	19,465	—	18,041	—
Revaluation of earnout consideration liability	14,934	—	19,041	—
Change in fair value of derivative liability - convertible notes redemption make-whole provision	187	—	(61)	—
Interest expense, net	(4,904)	(2,493)	(9,238)	(5,136)
Amortization of deferred financing costs	(641)	(398)	(1,274)	(792)
Total other income (expenses), net	29,041	(2,891)	26,509	(5,928)
Income before income taxes	63,460	21,480	90,911	44,702
Provision for income taxes	(2,802)	—	(3,345)	—
Net income	$60,658	$21,480	$87,566	$44,702

Net income attributable to redeemable non-controlling interests	$52,184	$—	$75,628	$—
Net income attributable to CompoSecure, Inc.	$8,474	$21,480	$11,938	$44,702

Net income per share attributable to Class A common stockholders - basic	$0.56	n/a	$0.80	n/a
Net income per share attributable to Class A common stockholders - diluted (1)	$0.52	n/a	$0.75	n/a

Weighted average shares used to compute net income per share attributable to Class A common stockholders - basic (in thousands)	15,052	n/a	14,993	n/a
Weighted average shares used to compute net income per share attributable to Class A common stockholders - diluted (in thousands)	32,363	n/a	32,341	n/a

(1) Net income attributable to CompoSecure, Inc.is adjusted for net effects of stock options and exchangeable notes to calculate diluted net income attributable to CompoSecure, Inc. See note 13.
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$60,658	$21,480	$87,566	$44,702
Other comprehensive income, net:
Unrealized gain on derivative - interest rate swap (net of tax)	1,488	—	5,357	—
Total other comprehensive income, net	1,488	—	5,357	—
Comprehensive income	$62,146	$21,480	$92,923	$44,702
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE, INC.
Consolidated Statements of Stockholders' Deficit (Unaudited)
(in thousands, except share data)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders'	Redeemable Non-Controlling
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit	Interest
Balance as of December 31, 2021	14,929,982	$1	61,136,800	$6	$12,261	$—	$(1,028,229)	$(1,015,961)	$608,311
Issuance costs related to Business combination	—	—	—	—	(726)	—	—	(726)	—
Stock-based compensation	—	—	—	—	1,006	—	—	1,006	—
Net income	—	—	—	—	—	—	4,741	4,741	22,167
Restricted stock units issued pursuant to equity-based plans	25,000	—	—	—	—	—	—	—	—
Unrealized gain on derivative - interest rate swap, net of tax	—	—	—	—	—	3,869	—	3,869	—
Adjustment of redeemable non-controlling interests to redemption value	—	—	—	—	—	—	22,167	22,167	(22,167)
Balance as of March 31, 2022	14,954,982	$1	61,136,800	$6	$12,541	$3,869	$(1,001,321)	$(984,904)	$608,311
Distributions	—	—	—	—	—	—	(25,729)	(25,729)	—
Stock-based compensation	—	—	—	—	3,014	—	—	3,014	—
Net income	—	—	—	—	—	—	8,474	8,474	52,184
Restricted stock units issued pursuant to equity-based plans	163,550	1	(150,000)	—	—	—	—	1	—
Unrealized gain on derivative - interest rate swap, net of tax	—	—	—	—	—	1,488	—	1,488	—
Tax receivable agreement liability	—	—	—	—	2,055	—	—	2,055	—
Adjustment of redeemable non-controlling interests to redemption value	—	—	—	—	—	—	53,677	53,677	(53,677)
Balance as of June 30, 2022	15,118,532	$2	60,986,800	$6	$17,610	$5,357	$(964,899)	$(941,924)	606,818

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders'	Redeemable Non-Controlling
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit	Interest
Balance as of December 31, 2020	—	$—	61,136,800	$6	$6,148	$—	$(198,707)	$(192,553)	$—
Distributions	—	—	—	—	—	—	(3,276)	(3,276)	—
Stock-based compensation	—	—	—	—	441	—	—	441	—
Net income	—	—	—	—	—	—	23,222	23,222	—
Balance as of March 31, 2021	—	$—	61,136,800	$6	$6,589	$—	$(178,761)	$(172,166)	$—
Distributions	—	—	—	—	—	—	(11,326)	(11,326)	—
Stock-based compensation	—	—	—	—	343	—	—	343	—
Net income	—	—	—	—	—	—	21,480	21,480	—
Balance as of June 30, 2021	—	$—	61,136,800	$6	$6,932	$—	$(168,607)	$(161,669)	$—
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE, INC.
Consolidated Statements of Cash Flows (Unaudited)
($ in thousands)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net income	$87,566	$44,702
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	4,567	5,173
Stock-based compensation expense	4,020	784
Amortization of deferred finance costs	1,252	774
Change in fair value of earnout consideration liability	(19,041)	—
Revaluation of warrant liability	(18,041)	—
Change in fair value of derivative liability	61	—
Deferred tax expense	3,094	—
Changes in assets and liabilities
Accounts receivable	(17,282)	(20,542)
Inventories	(2,938)	(192)
Prepaid expenses and other assets	(1,144)	(515)
Deposits and other assets	—	(3,681)
Accounts payable	(201)	(1,600)
Accrued expenses	10,262	2,124
Other liabilities	(784)	180
Net cash provided by operating activities	51,391	27,207

Cash flows from investing activities:
Purchase of property and equipment	(3,504)	(1,251)
Net cash used in investing activities	(3,504)	(1,251)

Cash flows from financing activities:
Proceeds from line of credit	10,000	—
Payment of line of credit	—	(5,000)
Payment of term loan	(16,878)	(12,000)
Distributions	(25,729)	(14,603)
Payment of issuance costs related to business combination	(23,833)	—
Net cash used in financing activities	(56,440)	(31,603)

Net decrease in cash and cash equivalents	(8,553)	(5,647)

Cash and cash equivalents, beginning of period	21,944	13,422

Cash and cash equivalents, end of period	$13,391	$7,775

Supplementary disclosure of cash flow information:
Cash paid for interest expense	$9,638	$5,136
Supplemental disclosure of non-cash financing activities:
Derivative asset - interest rate swap	$5,590	$—
The accompanying notes are an integral part of these unaudited consolidated financial statements.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
CompoSecure, Inc. (“CompoSecure” or the “Company”) is a manufacturer and designer of complex metal, composite and proprietary financial transaction cards. The Company started operations in 2000 and provides products and services primarily to global financial institutions, plastic card manufacturers, government agencies, system integrators, and security specialists. The Company is located in Somerset, New Jersey.

The Company is a leading provider of premium financial payment cards and Cryptocurrency and Digital Asset storage and security solutions. For two decades, through its combination of large-scale, advanced manufacturing capabilities and deep technological expertise, the Company has driven key Payments Industry innovations in materials science, Metal Form Factor design, dual interface functionality, and security. The distinct value proposition of the Company’s products has resulted in widespread adoption by major banks, financial institutions and leading FinTech innovators to support their acquisition and retention of consumer and business card customers. The Company maintains trusted, highly-embedded and long-term customer relationships with an expanding set of global issuers.

On December 27, 2021 (the "Closing Date"), Roman DBDR Tech Acquisition Corp ("Roman DBDR") consummated the merger pursuant to the Merger Agreement, dated April 19, 2021 (the "Merger Agreement"), by and among Roman DBDR, Roman Parent Merger Sub, LLC, a wholly-owned subsidiary of Roman DBDR incorporated in the State of Delaware ("Merger Sub"), and CompoSecure Holdings, L.L.C., a Delaware limited liability company ("Holdings"). Pursuant to the terms of the Merger Agreement, a business combination between the Company and Holdings was affected through the merger of Merger Sub with and into Holdings, with Holdings surviving as the surviving company and as a wholly-owned subsidiary of Roman DBDR (the "Business Combination"). Pursuant to the Business Combination, the merger was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"). On the Closing Date, and in connection with the closing of the Business Combination, Roman DBDR changed its name to CompoSecure, Inc. Holdings was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification ("ASC") 805.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the results of operations of the Company and its majority owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to conform to the current year presentation. All dollar amounts are in thousands, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise noted.

Our significant accounting policies are detailed in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

The Business Combination was accounted for as a reverse recapitalization and treated as the equivalent of Holdings issuing stock for the net assets of Roman DBDR, accompanied by a recapitalization. The net assets of Roman DBDR were stated at historical cost, with no goodwill or other intangible assets recorded. While Roman DBDR was the legal acquirer in the Business Combination, because Holdings was deemed the accounting acquirer, the historical financial statements of Holdings became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Holdings prior to the Business Combination; (ii) the combined results of the Company and Holdings following the closing of the Business Combination; (iii) the assets and liabilities of Holdings at their historical cost; and (iv) the Company’s equity structure for all periods presented. In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
Company's common stock, $0.0001 par value per share issued to Holdings' equity holders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Holdings' common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement.
Interim Financial Statements

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and Article 10 of Regulation S-X of the SEC for interim financial information. and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The financial statements presented in this Quarterly Report on Form 10-Q are unaudited; however, in the opinion of management, the Financial Statements reflect all adjustments, consisting solely of normal, recurring adjustments, necessary for the fair presentation of the financial statements for the periods presented. The results disclosed in the Consolidated Statements of Operations for the three-month period and six-month period ended June 30, 2022 are not necessarily indicative of the results to be expected for the full year.
COVID-19
The global outbreak of the COVID-19 pandemic continues to rapidly evolve. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for the employees and securing the supply of materials that are essential to the Company’s production process. At this stage, the impact on the Company’s business and results has not been significant. However, the ultimate impact of the pandemic on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicated with confidence, including the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, required social distancing and any additional preventative and protective actions that governments, or the Company, may direct, which could result in an extended period of continued business disruption, reduced customer, collaborator, or supplier traffic and reduced operations.
Use of Estimates

The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. The Company bases its estimates on historical experience, current business factors and various other assumptions believed to be reasonable under the circumstances, all of which are necessary in order to form a basis for determining the carrying values of assets and liabilities. Actual results may differ from those estimates and assumptions. The Company evaluates the adequacy of its reserves and the estimates used in calculations on an on-going basis. Significant areas requiring management to make estimates include the valuation of equity instruments, measurement of changes in the fair value of earnout consideration liability, estimates of derivative liability associated with the exchangeable notes, which are marked to market each quarter based on a Lattice model approach, derivative asset for the interest rate swap, changes in the fair value of warrant liabilities, valuation allowances on deferred tax assets which are based on an assessment of recoverability of the deferred tax assets against future taxable income and estimates of the inputs used to calculate the tax receivable agreement liability.

Revenue Recognition
The Company recognizes revenue in accordance with ASC 606 when the performance obligations under the terms of the Company’s contracts with its customers have been satisfied. This occurs at the point in time when control of the specific goods or services as specified by each purchase order are transferred to customers. Specific goods refers to the products offered by the Company, including metal cards, high security documents, and pre-laminated materials. Transfer of control passes to customers upon shipment or upon receipt, depending on the agreement with the specific customers. ASC 606 requires entities to record a contract asset when a performance obligation has been satisfied or partially satisfied, but the amount of consideration has not yet been received because the receipt of the consideration is conditioned on something other than the passage of time. ASC 606 also requires an entity to present a revenue contract as a contract liability in

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
instances when a customer pays consideration, or an entity has a right to an amount of consideration that is unconditional (e.g. receivable), before the entity transfers a good or service to the customer. The Company did not have any contract assets or liabilities as of June 30, 2022 or December 31, 2021.
The Company invoices its customers at the time at which control is transferred, with payment terms ranging between 15 and 60 days depending on each individual contract. As the payment is due within 90 days of the invoice, a significant financing component is not included within the contracts.
The majority of the Company’s contracts with its customers have the same performance obligation of manufacturing and transferring the specified number of cards to the customer. Each individual card included within an order constitutes a separate performance obligation, which is satisfied upon the transfer of goods to the customer. The contract term as defined by ASC 606 is the length of time it takes to deliver the goods or services promised under the purchase order or statement of work. As such, the Company's contracts are generally short term in nature.
Revenue is measured in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenue is recognized net of variable consideration such as discounts, rebates, and returns.
The Company’s products do not include an unmitigated right of return unless the product is non-conforming or defective. If the goods are non-conforming or defective, the defective goods are replaced or reworked or, in certain instances, a credit is issued for the portion of the order that was non-conforming or defective. A provision for sales returns and allowances is recorded based on experience with goods being returned. Most returned goods are re-worked and subsequently re-shipped to the customer and recognized as revenue. Historically, returns have not been material to the Company.
Additionally, the Company has a rebate program with certain customers allowing for a rebate based on achieving a certain level of shipped sales during the calendar year. This rebate is estimated and updated throughout the year and recorded against revenues and the related accounts receivable.
Segment Information
The Company is managed and operated as one business as the entire business is managed by a single management team that reports to the Chief Executive Officer and President. The Company's chief operating decision-maker is its Chief Executive Officer and President, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. The Company does not operate separate lines of business with respect to any of its products and does not prepare discrete financial information to allocate resources to separate products or by location. Accordingly, the Company views its business as one reportable operating segment.

Net Income Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income attributable to controlling interest by the weighted average number of common shares outstanding for the period. The weighted-average number of common shares outstanding during the period includes Class A common stock but is exclusive of Class B common stock as these shares have no economic or participating rights.

Effective April 1, 2022, the Company changed its accounting policy to calculate the basic and diluted earnings per share as well as determined that it would push down the changes in fair value of the mark-to-market liabilities related to the Company's warrants and earnout consideration liability to its operating subsidiary, Holdings, resulting in a change to the net income attributable to the controlling interest and non-controlling interest. Diluted net income per share is computed by dividing the net income allocated to potential dilutive instruments attributable to controlling interest by the basic weighted-average number of common shares outstanding during the period, adjusted for the potentially dilutive shares of common stock equivalents resulting from the assumed exercise of the warrants, payment of the earnouts, exercise of the equity awards, exchange of the Class B units and exchangeable notes ("securities") only if the effect is not anti-dilutive.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
The Company has prospectively adopted this accounting policy described above to allocate its net income and to calculate its basic and dilutive earnings per share. The Company has provided the appropriate disclosures as required in ASC 250-10. See note 13.
Recent Accounting Pronouncements – Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses” (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequently amended by ASU 2019-04 and ASU 2019-05 which introduces a forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables. This new standard amends the current guidance on the impairment of financial instruments. The ASU adds to U.S. GAAP an impairment model known as current expected credit loss (CECL) model that is based on expected losses rather than incurred losses. Under the new guidance, an entity will recognize as an allowance its estimate of expected credit losses. Expected credit losses are determined on the basis of how long a receivable has been outstanding (e.g., under 30 days, 31–60 days) as each customer has its own specific term. This method is used to estimate the allowance for bad debts on trade receivables. A trade receivable is considered past due when its past due one day over its specific payment term. The Company determines the write-offs of the allowance on a customer by customer approach. The Company has not experienced any significant write-offs in the past. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years with early adoption permitted. The Company adopted this guidance effective January 1, 2022. The adoption of this guidance did not have a material impact on the consolidated financial statements.
Recent Accounting Pronouncements – Not Yet Adopted

    In March 2022, the FASB issued ASU 2022-02, which eliminates the accounting guidance on troubled debt restructurings (TDRs) for creditors in ASC 310-402 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancing and restructurings for borrowers experiencing financial difficulty. The amendments in ASU 2020-04 are effective for years beginning after December 15, 2022 for entities that have adopted CECL. The Company is evaluating the impact of this ASU on the Company's financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform ("ASU 2020-04"). ASU 2020-04 provides optional guidance for a limited period of time to ease potential accounting impact associated with transitioning away from reference rates that are expected to be discontinued, such as the London Interbank Offered Rate ("LIBOR"). The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued. The amendments in ASU 2020-04 can be adopted as of March 12, 2020 and are effective through December 31, 2022. However, it cannot be applied to contract modifications that occur after December 31, 2022. LIBOR was expected to be phased out at the end 2021. We do not currently have any contracts that have been changed to a new reference rate, but we will continue to evaluate our contracts and the effects of this standard on our consolidated financial statements prior to adoption.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
3. INVENTORIES
The major classes of inventories were as follows:

	June 30, 2022	December 31, 2021
Raw materials	$29,577	$27,474
Work in process	1,474	582
Finished goods	1,223	363
Inventory reserve	(3,531)	(2,613)
	$28,743	$25,806
The Company reviews inventory for slow-moving or obsolete amounts based on expected product sales volume and provides reserves against the carrying amount of inventory as appropriate.
4. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	Useful Life	June 30, 2022	December 31, 2021
Machinery and equipment	5 - 10 years	$61,109	$59,437
Furniture and fixtures	3 - 5 years	987	955
Computer equipment	3 - 5 years	927	925
Leasehold improvements	Shorter of lease term or estimated useful life	11,687	11,358
Vehicles	5 years	264	264
Software	1 - 3 years	2,889	2,889
Construction in progress		2,453	985
Total		80,316	76,813
Less: Accumulated depreciation and amortization		(59,202)	(54,636)
Property and equipment, net		$21,114	$22,177
Depreciation and amortization expense on property and equipment was $2,218 and $2,588 for the three months ended June 30, 2022 and 2021, respectively. Depreciation and amortization expense on property and equipment was $4,567 and $5,173 for the six months ended June 30, 2022 and 2021, respectively.
5. DEBT
Exchangeable Senior Notes

On April 19, 2021, concurrent with the execution of the Merger Agreement, the Company and its wholly owned subsidiary, Holdings, entered into subscription agreements (the “Note Subscription Agreements”) with certain investors ("Notes Investors") pursuant to which such Notes Investors, severally and not jointly, purchased on the Closing Date of the Business Combination, senior notes (the “Exchangeable Notes”) issued by the Company and guaranteed by the Company's wholly owned subsidiary, Holdings in an aggregate principal amount of up to $130,000 that are exchangeable into shares of Class A common stock at a conversion price of $11.50 per share, subject to the terms and conditions of an Indenture entered by the Company and its wholly owned subsidiary, Holdings, and the trustee under the Indenture. The Exchangeable Notes bear interest at a rate of 7% per year, payable semiannually in arrears on each June 15 and December 15, commencing on June 15, 2022, to holders of record at the close of business on the preceding June 1 and December 1 (whether or not such day is a Business Day), respectively. The Exchangeable Notes mature in five years on December 27, 2026. The Company will settle any exchange of the Exchangeable Notes in shares of Class A common stock, with cash

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
payable in lieu of any fractional shares. In connection with the issuance of the Exchangeable Notes, the Company entered into a Registration Rights Agreement, pursuant to which the Notes Investors received certain registration rights with respect to the Class A common stock.

After the three-year anniversary of the Closing Date, the Exchangeable Notes will be redeemable at any time and from time to time by the Company, in whole or in part, (i) if the Last Reported Sale Price of the Class A common stock exceeds 130% of the exchange price as defined in Indenture then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption and (ii) so long as a registration statement registering the resale of all Exchange Shares is effective and available for use by holders of
Exchangeable Notes during the entirety of the period from and including the date notice of redemption is given to and including the date of redemption. The notice period for any redemption will be no less than 30 scheduled trading days. The redemption price in any such redemption shall be equal to (a) 100% of the principal amount of the Exchangeable Notes to be redeemed, plus (b) accrued and unpaid interest to, but excluding, the redemption date. The redemption price is payable in cash.

Per the terms of the Indenture, holders of Exchangeable Notes in connection with any such redemption will receive a make-whole payment equal to the aggregate dollar value of all interest payable from the date the Company delivers notice of such redemption through the maturity of the Exchangeable Notes. The redemption Make-Whole Amount is payable, at the Company’s option, in cash or through an increase in the exchange rate then applicable to the Exchangeable Notes by an amount equal to (i) the redemption Make-Whole Amount divided by (ii) the five day Volume Weighed Average Price ("VWAP") with regard to the Class A common stock during the five trading period beginning on the trading day immediately following the notice of redemption.
Holders of Exchangeable Notes may exchange their notes in whole or in part, at any time or from time to time, for shares of the Company’s Class A common stock, par value $0.0001 per share up, to a maximum exchange rate of 99.9999 shares per $1,000 principal amount after adjustments as defined in the indenture.

The Exchangeable Notes contain customary anti-dilution adjustments, taking into account the agreed terms in the Indenture. To avoid doubt, among other customary adjustments, this includes anti-dilution protections for dividends and distributions of the Company's capital stock, assets and indebtedness. Per the terms of the Indenture, the following are the anti-dilution adjustments of the Exchange Rate:

a.If the Company exclusively issues shares of common stock as a dividend or distribution on shares of the common stock, or if the Company effects a share split or share combination;

b.If the Company issues to all or substantially all holders of the common stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the average of the last reported sale prices of the common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance;

c.If the Company distributes shares of its capital stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its capital stock or other securities of the Company, to all or substantially all holders of the common stock;

d.If any cash dividend or distribution is made to all or substantially all holders of the common stock;

e.If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the common stock exceeds the average of the last reported sale prices of the common stock over the 10 consecutive

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The exchange rate will in no event be adjusted down pursuant to the provisions described above, except to the extent a tender or exchange offer is announced but not consummated.

If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, the Exchange Rate will be adjusted per the adjustment table included in the Indenture. If a fundamental change occurs at any time prior to the maturity date, each holder shall have the right, at such holder’s option, to require the Company to repurchase for cash all of such holder’s Exchangeable Notes at a repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest thereon. There is no make-whole payment associated with a fundamental change redemption.

Holders of Exchangeable Notes will be entitled to the resale registration rights under the resale Registration Rights Agreement. If a Registration default occurs, additional interest will accrue, equal to 0.25% in the first 90 days and 0.50% after the 91st day after the Registration Default (which includes that the Registration Statement has not been filed, or deemed effective or ceases to be effective).

The Indenture contains customary terms and covenants and events of default. Upon an event of default as defined in the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Exchangeable Notes may declare 100% of the principal of, and accrued and unpaid interest on, all the Exchangeable Notes to be due and payable immediately, and upon any such declaration, the same shall become and shall automatically be immediately due and payable. Upon an event of default in the payment of interest, the Company may elect the sole remedy to be the payment of additional interest of 0.25% for the first 90 days after the occurrence of such an event of default and 0.50% for day s 91-180 after the occurrence of such an event of default.

The Company assessed all of the terms and features of the Exchangeable Notes in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the Exchangeable Notes, including the conversion, put and call features. In consideration of these provisions, the Company determined that the optional redemption with a make-whole provision feature required bifurcation as it is a derivative. The fair value of this derivative was determined based on the difference between the fair value of the Exchangeable Notes with the redemption with a make-whole provision feature and the fair value of the Exchangeable Notes without the redemption with a make-whole provision feature. The Company employed a Lattice model to determine the fair value of the derivative upon issuance of the Exchangeable Notes and recorded this amount as derivative liability with an offsetting amount as a debt discount as a reduction to the carrying value of the Exchangeable Notes on the Closing Date, or December 27, 2021. The optional redemption with a make-whole provision feature is measured at fair value on a quarterly basis and the change in the fair value for the period is recorded on the consolidated statements of operations. The Company performed a valuation of the derivative liability for the quarter ended June 30, 2022 and determined that the fair value of the derivative liability was $613 at June 30, 2022 representing a change in fair value of $187 and $61 for the three and six months ended June 30, 2022, respectively, The change in fair value is recognized in the consolidated statement of operations.

The expected term of the Exchangeable Notes was equal for the period through December 27, 2026 as this represents the point at which the Exchangeable Notes will mature unless earlier converted in accordance with their terms prior to such date. For the quarter ended June 30, 2022, the Company recognized $2,366 of interest expense related to the Exchangeable Notes at the effective interest rate of 7.4%. For the six-months ended June 30, 2022, the Company recognized $4,720 of interest expense related to the Exchangeable Notes at the effective interest rate of 7.4%. The fair value of the Company’s Exchangeable Notes approximate the carrying value of the debt.

In connection with the issuance of the Exchangeable Notes, the Company incurred approximately $2,600 of debt issuance costs, which primarily consisted of underwriting fees, and allocated these costs to the liability component and recorded as a reduction in the carrying amount of the debt liability on the balance sheet. The portion allocated to the

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
Exchangeable Notes is amortized to interest expense over the expected term of the Exchangeable Notes using the effective interest method.
Term Loan

On July 26, 2016, the Company entered into a $120,000 credit facility with JP Morgan Chase (“JPMC”) acting as the lending agent (“2016 Credit Facility”).

In July 2019, the Company amended its 2016 Credit Facility with JPMC, increasing the maximum aggregate amount available under the revolver to $60,000 and the amount of the term loan to $140,000. In addition, the maturity dates of both the revolver and term loan were amended to July 2, 2022.
In November 2020, the Company entered into a new agreement with JPMC to refinance its July 2019 credit facility, increasing the maximum aggregate amount available under the term loan to $240,000 bringing total credit facility to $300,000. In addition, the maturity date of both the revolver and term loan was amended to November 5, 2023. This amendment was accounted for as a modification and approximately $3,200 of additional costs incurred in connection with the modification were capitalized as debt issuance costs.
In December 2021, the Company entered into a new agreement with JPMC to refinance its then existing November 2020 credit facility, increasing the maximum aggregate amount available under the term loan to $250,000 bringing total credit facility to $310,000. In addition, the maturity dates of both the revolver and term loan were amended to December 16, 2025. This amendment was accounted for as a modification and approximately $1,800 of additional costs incurred in connection with the modification were capitalized as debt issuance costs.
Interest on the Revolver and Term Loan are based on the outstanding principal amount during the interest period multiplied by the fluctuating bank prime rate plus the applicable margin of 2.00% or for portions of the debt converted to Euro Loans the quoted LIBOR rate plus the applicable margin of 3.00%. At June 30, 2022 and 2021, the effective interest rate on the Revolver and Term Loan was 3.65% and 4.36% per year, respectively. Interest is payable monthly in arrears or upon maturity of the Euro loans that can run 30, 90, 120, 180 day time periods. The Company must pay quarterly an annual commitment fee of 0.40% on the unused portion of the $60 million Revolver.
The credit facility is secured by substantially all of the assets of the Company. The Company recognized $3,000 and $2,891 of interest expense related to the Revolver and the Term Loan for the quarter ended June 30, 2022 and 2021, respectively. The Company recognized $6,170 and $5,928 of interest expense related to the Revolver and the Term Loan for the six months ended June 30, 2022 and 2021, respectively.
The terms of the credit facilities contain certain financial covenants including a minimum interest coverage ratio, a maximum total debt to EBITDA ratio and a minimum fixed charge coverage ratio. The Company made an excess cash flow payment of $13,753 related to the credit facilities in the quarter ended June 30, 2022 per the terms of the facilities. At June 30, 2022 and December 31, 2021, the Company was in compliance with all financial covenants.
As of June 30, 2022 and December 31, 2021, there were $25,000 and $15,000 balances outstanding on the Revolver. At June 30, 2022, there was $35,000 of availability for borrowing under the Revolver.
The balances payable under all borrowing facilities are as follows:

	June 30, 2022	December 31, 2021
Total debt	$363,122	$380,000
Less: current portion of term loan (scheduled payments)	(4,997)	(12,500)
Less: deferred financing costs, net	(6,219)	(7,471)
Total long-term debt	$351,906	$360,029
Derivative liability - redemption with make-whole provision	$613	$552
The maturity of all the borrowings facilities is as follows:

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)

Remainder of 2022	$—
2023	14,372
2024	18,750
2025	200,000
2026	130,000
Total debt	$363,122

The Company is exposed to interest rate risk on variable interest rate debt obligations. To manage interest rate risk, the Company had entered into an interest rate swap agreement on November 5, 2020 to hedge forecasted interest rate payments on its variable rate debt. In January 2022, the Company cancelled the November 2020 swap agreement and entered into a new interest rate swap agreement. The Company recognized $400 gain upon the settlement of the November 2020 interest rate swap agreement. At June 30, 2022, the Company’s interest rate swap contract outstanding had a notional amount of $125,000 maturing in December 2025. The Company has designated the interest rate swap agreement as a cash flow hedge for accounting purposes, that was determined to be effective. The Company determined the fair value of the interest rate swap to be zero at the inception of the agreement and $5,590 at June 30, 2022. The Company reflects the realized gains and losses of the actual monthly settlement activity of the interest rate swap in its consolidated statements of operations. The Company reflects the unrealized changes in fair value of the interest rate swap at each reporting period in other comprehensive income and a derivative asset or liability will be recognized at each reporting period in the Company’s financial statements.
6. LEASES

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amended the guidance in former ASC Topic 840,  Leases. The Company adopted the new lease guidance effective January 1, 2021 using the modified retrospective transition approach , applying the new standard to all of its leases existing at the date of initial application which is the effective date of adoption. Consequently, financial information was not updated and the disclosures required under the new standard were not provided for dates and periods before January 1, 2021. The Company elected the package of practical expedients which permits to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. The Company did not elect the hindsight practical expedient which permits entities to use hindsight in determining the lease term and assessing impairment. The adoption of the lease standard did not change the Company’s previously reported consolidated statements of operations and did not result in a cumulative catch-up adjustment to opening equity. The adoption of the new guidance resulted in the recognition of ROU assets of $6,298 and lease liabilities of $6,875. The difference between the ROU assets and the lease liabilities were primarily due to unamortized lease incentive and deferred rent related to the Company’s operating leases at December 31, 2020.
The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilized its incremental borrowing rate (“IBR”), which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. In calculating the present value of the lease payments, the Company elected to utilize its incremental borrowing rate based on the remaining lease terms as of the January 1, 2021 adoption date. The Company utilized a synthetic credit rating model including fundamental analysis per S&P Global Market Intelligence. The Company then utilized the Bloomberg BVAL Pricing Source to determine the option-adjusted spread and added the United States Treasury Constant Maturity for the applicable terms to determine the term structure of the IBR. Based on these calculations, the Company determined applicable discount rates for various points along the yield curve as of January 1, 2021. As a reasonableness check for the yield curve, the Company considered its revolving credit agreement amendment on November 5, 2020, which extended the term of the agreement through November 5, 2023. The base interest rate on the loan was calculated as LIBOR plus 300 bps which approximates 3.4%. This rate was generally consistent with the yield curve derived, thus the Company determined that the yield curve was appropriate for determining the discount rates for its leases. The Company then interpolated the discount rates in the yield curve to determine the discount rate for each of its existing leases at January 1, 2021.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives incurred, if any. The Company’s lease terms may include options to extend the lease when it is reasonably certain that we will exercise that option. Our leases have remaining lease terms of 1 year to 7 years, some of which include options to extend the lease term for up to 3 years.
The Company has elected the practical expedient to combine lease and non-lease components as a single component. The lease expense is recognized over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities.
The new standard also provides practical expedients and certain exemptions for an entity’s ongoing accounting. The Company has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases where the initial lease term is one year or less or for which the ROU asset at inception is deemed immaterial, the Company will not recognize ROU assets or lease liabilities. Those leases are expensed on a straight line basis over the term of the lease.
Operating Leases
The Company, through its wholly-owned subsidiary Holdings, leases certain office space and manufacturing space under arrangements currently classified as operating leases under ASC 842. The Company recognizes lease expense for these leases on a straight-line basis over the lease terms. Most leases include one or more options to renew, with renewal options ranging from 1 to 5 years. The exercise of lease renewal options is at the Company’s sole discretion.
Effective April 1, 2012, the Company entered into a 10-year lease for its office and manufacturing facilities in Somerset, New Jersey terminating in 2022. The lease contains escalating rental payments, exclusive of required payments for increases in real estate taxes and operating costs over base period amounts. The agreement provides for a five year renewal option. The lease provides for monthly payments of rent during the lease term. These payments consist of base rent, and additional rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges. The base rent is currently approximately $324 per year, which reflects an annual 3% escalation factor. The Company exercised its renewal option in December 2020.
Effective August 1, 2014, the Company entered into a 4-year lease for additional office and manufacturing space in Somerset, New Jersey terminating on July 31, 2018. The lease contains escalating rental payments. The Company has the option to extend the term for two periods of two years each. The Company amended its lease agreement to exercise both renewal options with the last one exercised in 2020, for additional three years expiring on August 31, 2023. The base rent is currently approximately $106 per year, which reflects an annual 3% escalation factor.
Effective June 16, 2016, the Company entered into a 10-year lease for a new facility. The lease contains escalating rental payments and terminates on September 30, 2026. The agreement also provides for a renewal option at a fixed rate. The base rent is currently approximately $825 per year, which reflects an annual 3% escalation factor.
Effective May 1, 2022, the Company entered into a 7-year lease for a new facility primarily for warehouse operations in Somerset, New Jersey terminating in 2029. The lease contains escalating rental payments, exclusive of required payments for increases in real estate taxes and operating costs over base period amounts. The agreement provides for two five year renewal options. The lease provides for monthly payments of rent during the lease term. These payments consist of base rent, management fee and additional rent covering customary items such as charges for utilities, taxes, operating expenses, and other facility fees and charges. The base rent is currently approximately $629 per year, which reflects an annual 3.8% escalation factor.
The Company’s leases have remaining lease terms of 1 to 7 years. The Company does not include any renewal options in lease terms when calculating lease liabilities as the Company is not reasonably certain that it will exercise these options. Two of the leases include the early termination option in the lease term, however, it was not included in the lease terms when calculating the lease liability since the Company determined that it is reasonably certain it will not terminate the leases prior to the termination date.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
The weighted-average remaining lease term for the operating leases was 5.5 years at June 30, 2022. The weighted-average discount rate was 3.87% at June 30, 2022.
ROU assets and lease liabilities related to the operating leases are as follows:

	Balance Sheet Classification	June 30, 2022	December 31, 2021
Right-of-use assets	Right of use assets	$9,286	$5,246
Current lease liabilities	Current portion of lease liabilities	1,664	1,119
Non-current lease liabilities	Non-current portion of lease liabilities	8,257	4,709
The Company has lease agreements that contain both lease and non-lease components. The Company accounts for lease components together with non-lease components (e.g., common-area maintenance). The components of lease costs were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating lease cost	$446	$319	$765	$638
Variable lease cost	159	74	298	199
Total lease cost	$605	$393	$1,063	$837

Future minimum commitments under all non-cancelable operating leases are as follows:

2022 (excluding the six months ended June 30, 2022)	$996
2023	2,001
2024	1,993
2025	2,059
2026	1,882
Later years	2,117
Total lease payments	11,048
Less: Imputed interest	(1,127)
Present value of lease liabilities	$9,921
Supplemental cash flow information and non-cash activity related to our operating leases are as follows:

	Six months ended June 30, 2022	Six months ended June 30, 2021
Operating cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	$764	$636
Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations	$4,673	$—
7. EQUITY STRUCTURE
Shares Authorized

As of June 30, 2022, the Company had authorized a total of 250,000,000 shares for issuance designated as Class A common stock, 75,000,000 designated as Class B common stock and 10,000,000 shares designated as preferred stock. As

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
of June 30, 2022, there were 15,118,532 shares of Class A Common Stock issued and outstanding, 60,986,800 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Warrants

As of June 30, 2022, the Company had 10,837,400 private warrants outstanding. Each private warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below its exercise price.

As of June 30, 2022, the Company had 11,578,000 public warrants outstanding. Each public warrant entitles the registered holder to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares.

Non-Controlling Interest
Non-controlling interests represent direct interests held in Holdings other than by the Company immediately after the Business Combination. The non-controlling interests in the Company are represented by Class B Units, or such other equity securities in the Company as the Board may establish in accordance with the terms hereof. Since the non-controlling interests are redeemable for cash at the option of the Company subject to the terms and conditions, they have been classified as temporary equity on the consolidated balance sheet in accordance with ASC 480. Income tax benefit or expense is applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest is pass-through income. The non-controlling interest has been adjusted to redemption value as of June 30, 2022 in accordance with ASC 480-10. This measurement adjustment results in a corresponding adjustment to shareholders’ deficit through adjustments to additional paid-in capital and retained earnings. The redemption value of the Class B Units was $606,818 on June 30, 2022. The redemption value was calculated by multiplying the 60,986,800 Class B Units outstanding at June 30, 2022 by the $9.95 trading price of our Class A common stock on December 27, 2021.
8. STOCK-BASED COMPENSATION
The following table summarizes share-based compensation expense included in general and administrative expenses within the consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Stock option expense	$337	$314	$683	$649
Restricted stock unit expense	2,667	—	3,298	—
Incentive units	10	29	39	135
Total stock-based compensation expense	$3,014	$343	$4,020	$784

The following table sets forth the stock compensation activity under the Holdings' equity plan, which was assumed by the Company, for the six months period ended June 30, 2022:
Stock Option Activity

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)

	Number of Shares	Weighted Average Exercise Price Per Shares	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2022	5,409,771	$1.27	4.1	$37,542
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at June 30, 2022	5,409,771	$1.27	5.3	$21,583
Vested and expected to vest at June 30, 2022	5,409,771	$1.27	4.8	$21,583
Exercisable at June 30, 2022	5,133,541	$1.04	3.4	$21,484

Restricted Stock and Performance Stock Unit Activity

Number of Shares
Outstanding at January 1, 2022	—
Granted	5,554,133
Vested	(46,204)
Forfeited	—
Nonvested at June 30, 2022	5,507,929
Earnouts

Number of Shares
Outstanding at January 1, 2022	657,160
Granted	—
Vested	—
Forfeited	—
Nonvested at June 30, 2022	657,160
Incentive Units
Upon consummation of the Business Combination on December 27, 2021, all of the incentive units, whether vested or unvested, outstanding immediately prior to the merger that were not settled as part of the transaction, were assumed by the Company and converted into class B common stock. The incentive units converted into class B common stock outstanding were 1,236,027 as of June 30, 2022.
Unrecognized compensation cost for unvested stock options, restricted stock awards, incentive units and performance stock units as of June 30, 2022 totaled $36,448, and is expected to be recognized over a weighted average period of approximately 3.3 years.
9. RETIREMENT PLANS
Defined Contribution Plan
The Company has a 401(k) profit sharing plan for all full-time employees who have attained the age of 21 and completed 90 days of service. The Company matches 100% of the first 1% and then 50% of the next 5% of employee

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
contributions. Retirement plan expense for the three months ended June 30, 2022 and 2021 was approximately $409 and $231, respectively. Retirement plan expense for the six months ended June 30, 2022 and 2021 was approximately $837 and $534, respectively.
Deferred Compensation Plan
The Company had a self-administered deferred compensation plan that accrues a liability for the benefit of certain employees equal to 0.25% of the year-over-year change in Earnings Before Interest Depreciation “EBITDA” that began in 2014. The Company made an initial contribution of $150 with additional contributions of $0 for the six months ended June 30, 2022 and 2021. The total liability was $242 at June 30, 2022 and December 31, 2021 and was recorded in liabilities on the consolidated balance sheet. Contributions to the Plan vest over a seven year period according to the following vesting schedule: Year 1 – 0.0%, Year 2 – 5.0%, Year 3 – 15.0%, Year 4 – 20.0%, Year 5 – 30.0%, Year 6 – 50.0%, Year 7 – 100%. Since plan inception $1,413 has vested.

10. FAIR VALUE MEASUREMENTS

The Company determines fair value in accordance with ASC 820 which established a hierarchy for the inputs used to measure the fair value of financial assets and liabilities based on the source of the input, which generally range from quoted prices for identical instruments in a principal trading market (i.e. Level 1) to estimates determined using significant unobservable inputs (i.e. Level 3). The fair value hierarchy prioritizes the inputs, which refer to assumptions that market participants would use in pricing an asset or liability, based upon the highest and best use, into three levels as follows:

The standard describes three levels of inputs that may be used to measure fair value::

•Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.
•Level 2: Observable inputs other than unadjusted quoted prices in active markets for identical assets or liabilities such as:
◦Quoted prices for similar assets or liabilities in active markets
◦Quoted prices for identical or similar assets or liabilities in inactive markets
◦Inputs other than quoted prices that are observable for the asset or liability
◦Inputs that are derived principally from or corroborated by observable market data by correlation or other mean
•Level 3: Unobservable inputs in which there is little or no market data available, which are significant to the fair value measurement and require the Company to develop its own assumptions.

The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments as of the following dates:

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)

	Level 1	Level 2	Level 3	Total
June 30, 2022
Assets Carried at Fair Value:
Derivative asset - interest rate swap	$—	$—	$5,590	$5,590
Liabilities Carried at Fair Value:
Public warrants	8,452	—	—	8,452
Private warrants	—	—	8,778	8,778
Earnout consideration	—	—	19,386	19,386
Derivative liability - redemption with make-whole provision	—	—	613	613
December 31, 2021
Liabilities Carried at Fair Value:
Public warrants	$17,714	$—	$—	17,714
Private warrants	—	—	17,557	17,557
Earnout consideration	—	—	38,427	38,427
Derivative liability - redemption with make-whole provision	—	—	552	552

Additional information is provided below about assets and liabilities remeasured at fair value on a recurring basis and for which the Company utilizes Level 3 inputs to determine fair value.

Derivative asset - interest rate swap
The Company is exposed to interest rate risk on variable interest rate debt obligations. To manage interest rate risk, the Company entered into an interest rate swap agreement on January 5, 2022. At June 30, 2022, the Company’s interest rate swap contract outstanding had a notional amount of $125,000 maturing in December 2025. The Company has designated the interest rate swap as a cash flow hedge for accounting purposes. The Company determined the fair value of the interest rate swap to be zero at the inception of the agreement and $5,590 at June 30, 2022. The Company reflects the unrealized changes in fair value of the interest rate swap at each reporting period in other comprehensive income and a derivative asset or liability will be recognized at each reporting period in the Company’s consolidated financial statements. The fair value of interest rate swap has been classified as a Level 3 asset as its valuation requires estimation of factors that are not currently readily observable in the market. If different assumptions were used for the various inputs to the valuation approach, the estimated fair value could be significantly higher or lower than the fair value determined.

Warrant liabilities

As a result of the Business Combination, the Company assumed warrant liability related to previously issued warrants in connection with Roman DBDR's initial public offering. The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our consolidated balance sheet. The warrant liabilities were remeasured at June 30, 2022, with changes in fair value presented within revaluation of warrant liabilities in the consolidated statement of operations.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
The following table provides a reconciliation of the ending balances for the warrant liabilities remeasured at fair value:

Warrant Liabilities
Estimated fair value at December 31, 2021	$35,271
Change in estimated fair value	(18,041)
Estimated fair value at June 30, 2022	$17,230

The Public Warrants were valued using the quoted market price as the fair value at the end of each balance sheet date. The Private Placement Warrants were valued using the Black Scholes Option Pricing Model.

The following assumptions were used to determine the fair value of the private warrants as of June 30, 2022:

June 30, 2022
Exercise Price	$11.50
Risk-free interest rate	3.01%
Expected volatility	42%
Expected dividends	0%
Expected term (years)	4.5
Common Stock market value	$5.20

The fair value of private warrants has been classified as a Level 3 liability as its valuation requires substantial judgment and estimation of factors that are not currently readily observable in the market. If different assumptions were used for the various inputs to the valuation approach, the estimated fair value could be significantly higher or lower than the fair value determined.

Earnout Consideration

Holdings' equity holders have the right to receive an aggregate of up to 7,500,000 additional (i) shares of the Company's class A common stock or (ii) Holdings Units (and a corresponding number of shares of the Company's class B common stock), as applicable, in Earnout consideration based on the achievement of certain stock price thresholds. Earnout Considerations held by Holdings' holders (not including the holders under ASC 718) were determined to be derivative instruments in accordance with ASC 815 and were accounted as derivative liabilities, initially valued at fair value in accordance with ASC 815-40-30-1. The liability for Earnouts are remeasured at each reporting period at fair value, with changes in fair value recorded in earnings in accordance with ASC 815. The Company established the initial fair value for the earnouts at the closing date on December 27, 2021 using a Monte Carlo simulation model. The following table provides a reconciliation of the ending balances for the earnout consideration liabilities remeasured at fair value:

Earnout Consideration Liability
Estimated fair value at December 31, 2021	$38,427
Change in estimated fair value	(19,041)
Estimated fair value at June 30, 2022	$19,386

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
The following assumptions were used to determine the fair value of the Earnout considerations as of June 30, 2022:

June 30, 2022
Valuation date share price	$5.20
Risk-free interest rate	2.95% - 2.99%
Expected volatility	75% - 82.5%
Expected dividends	0%
Expected term (years)	2.5 - 3.5 years

The fair value of Earnouts has been classified as a Level 3 liability as its valuation requires substantial judgment and estimation of factors that are not currently readily observable in the market. If different assumptions were used for the various inputs to the valuation approach, the estimated fair value could be significantly higher or lower than the fair value determined.

11. GEOGRAPHIC INFORMATION AND CONCENTRATIONS
The Company headquarters and substantially all of its operations, including its long-lived assets, are located in the United States. Geographical sales information based on the location of the customer was as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net sales by region:
Domestic	70,112	46,858	132,493	102,726
International	27,087	15,885	48,889	23,739
Total	$97,199	$62,743	$181,382	$126,465
The Company’s principal direct customers as of June 30, 2022 consist primarily of leading international, foreign and domestic banks and other credit card issuers primarily within the U.S., Europe, Asia, Latin America, Canada, and the Middle East. The Company periodically assesses the financial strength of these customers and establishes allowances for anticipated losses, if necessary.
Three customers individually accounted for more than 10% of the Company’s revenue or 78%, combined, of total revenue for the three months ended June 30, 2022. Three customers individually accounted for more than 10% of the Company’s revenue or 80.6%, combined, of total revenue for the three months ended June 30, 2021.Three customers individually accounted for more than 10% of the Company’s revenue or 80.4%, combined, of total revenue for the six months ended June 30, 2022. Two customers individually accounted for more than 10% of the Company’s revenue or 73.0%, combined, of total revenue for the six months ended June 30, 2021. Four customers individually accounted for more than 10% of the Company’s accounts receivable or approximately 82% and two customers individually accounted for more than 10% or 66% of total accounts receivable as of June 30, 2022 and December 31, 2021, respectively.
No individual vendor accounted for more than 10% of purchases of supplies for the six months ended June 30, 2022. The Company primarily relied on three vendors that individually accounted for more than 10% of purchases of supplies for the six months ended June 30, 2021 or approximately 59% of total purchases for the six months ended June 30, 2021.

12. INCOME TAXES

The Company recorded income tax provisions of $2,802 and $3,345 for the three and six months ended June 30, 2022, respectively. No provisions or benefits were made for federal or state income taxes for the three months and the six months ended June 30, 2021 as prior to the Business Combination completed on December 27, 2021, the Company was not subject to income taxes due to the then equity structure of the Company and was subject to pass through income taxes. Federal, state and local income tax returns for years prior to 2018 are no longer subject to examination by tax authorities.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon currently known facts and circumstances and applies that rate to its year-to-date earnings or losses. The Company’s effective tax rate is based on expected income and statutory tax rates and takes into consideration permanent differences between financial statement and tax return income applicable to the Company in the various jurisdictions in which the Company operates. The effect of discrete items, such as changes in estimates, changes in enacted tax laws or rates or tax status, and unusual or infrequently occurring events, is recognized in the interim period in which the discrete item occurs. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the result of new judicial interpretations or regulatory or tax law changes. The Company's interim effective tax rate, inclusive of any discrete items, was 4.42% and 3.68% for the three and six months ended June 30, 2022, respectively. The Company’s effective income tax rate differs from the U.S. statutory rate primarily due to the non-controlling interest adjustment as the income attributable to the non-controlling interest is pass-through income.

The Company continues to evaluate the realizability of its deferred tax assets on a quarterly basis and will adjust such amounts in light of changing facts and circumstances including, but not limited to, future projections of taxable income, tax legislation, rulings by relevant tax authorities, and the progress of ongoing tax audits. Any changes to the valuation allowance or deferred tax assets and liabilities in the future would impact the Company's income taxes.

13. EARNINGS PER SHARE

The following table sets forth the computation of net income used to compute basic and diluted net earnings per share of Class A common stock for the three months and six months ended June 30, 2022. No earnings per share are presented for the periods ended June 30, 2021 as only the Class B common shares would have been outstanding in historical periods pursuant to the reverse recapitalization and the Class B common shares do not participate in the Company's income or loss and are therefore not participating securities.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Basic and diluted:
Net income	$60,658	$87,566
Less: Net income attributable to non-controlling interest	(52,184)	(75,628)
Net income attributable to Class A Common Stockholders	$8,474	$11,938
Plus: adjustment due to net effect of stock options and exchangeable notes to net income	8,236	12,267
Net income attributable to Class A Common Stockholders after adjustment	$16,710	$24,205
Weighted average common shares outstanding used in computing net income per share - basic	15,051,732	14,992,612
Plus: net effect of dilutive stock options and exchangeable notes	17,311,560	17,348,682
Weighted average common shares outstanding used in computing net income per share—diluted	32,363,292	32,341,294
Net income per share—basic	$0.56	$0.80
Net income per share—diluted	$0.52	$0.75

Securities that could potentially be dilutive are excluded from the computation of diluted earnings per share when the exercise price exceeds the average closing price of the Company’s common stock during the period, because their inclusion would result in an antidilutive effect on per share amounts. The Company applied the if-converted method for the convertible debt to calculate diluted earnings per share in accordance with ASU 2020-06.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
The following amounts were not included in the calculation of net earnings per diluted share because their effects were anti-dilutive:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Potentially dilutive securities:
Warrants	22,415,400	22,415,400
Class B common shares	60,986,800	60,986,800
Earnout consideration shares	7,500,000	7,500,000
Stock options and restricted common shares	3,897,048	3,597,048

Change in Accounting Policy for net income per share:

Effective April 1, 2022, the Company changed its accounting policy to calculate the basic and diluted earnings per share as well as determined that it would push down the changes in fair value of the mark-to-market liabilities that related to the Company's warrants and earnout consideration liability to its operating subsidiary, Holdings, resulting in a change to the net income attributable to the controlling and non-controlling interest.

The Company observed diversity in practice due to lack of specific guidance in ASC 810 related to earnings per share due to the Company's Up-C structure. The method adopted effective April 1, 2022 is voluntary and more appropriately represents the economics of the net income allocation upon the conversion of the potential dilutive instruments due to the fact that the issuance of Class A Common Stock would result with a corresponding issuance of a Class A Common Unit in Holdings. Further, for similar reasons, pushing down the changes in fair value of the mark-to-market liabilities to Holdings, and therefore allocating the changes between the controlling and non-controlling interest would provide more appropriate information to the users of the financial statements. The Company determined that, accordingly, this change would more appropriately reflect the allocation of the consolidated Company’s net assets between the controlling and non-controlling interest, and the respective basic and dilutive earnings per share presented in the Company’s consolidated financial statements.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
Below is a summary of the impact of the change in accounting policy for the six months and the three months ended June 30, 2022:

	Six-month period ended June 30, 2022		Six-month period ended June 30, 2022
Income Statement Items:	Under No-allocation method	Adjustment	As reported
Provision for income taxes	$948	$2,397	$3,345
Net income	89,963	(2,397)	87,566
Net income attributable to CompoSecure, Inc.	44,050	(32,112)	11,938
Net income attributable to redeemable non-controlling interests	45,913	29,715	75,628
Net income per share attributable to Class A common stockholders - basic	$2.94	$(2.14)	$0.80
Net income per share attributable to Class A common stockholders - diluted	$0.97	$(0.22)	$0.75

	Three-month period ended June 30, 2022		Three-month period ended June 30, 2022
Income Statement Items:	Under No-allocation method	Adjustment	As reported
Income tax expense	$405	$2,397	$2,802
Net income	63,055	(2,397)	60,658
Net income attributable to CompoSecure, Inc.	38,437	(29,963)	8,474
Net income attributable to redeemable non-controlling interests	24,619	27,565	52,184
Net income per share attributable to Class A common stockholders - basic	$2.55	$(1.99)	$0.56
Net income per share attributable to Class A common stockholders - diluted	$0.68	$(0.16)	$0.52

	June 30, 2022		June 30, 2022
Balance Sheet Items:	Under No-allocation method	Adjustment	As reported
Deferred tax asset	$25,098	$(321)	$24,777
Retained earnings	(962,502)	(2,397)	(964,899)

Deferred tax asset was adjusted cumulatively in the period ended June 30, 2022 due to the change in accounting policy. The Company determined that the effect on deferred tax assets and provision for income taxes for the periods ended March 31, 2022 and December 31, 2021 were immaterial and therefore were not adjusted retrospectively.

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
Below is a summary of the impact of the change in accounting policy for the prior periods as indicated:

	Three-month period ended March 31, 2022		Three-month period ended March 31, 2022
Income Statement Items:	As reported	Adjustment	Under re-allocation method
Net income per share attributable to Class A common stockholders - basic	$0.32	$(0.09)	$0.23
Net income per share attributable to Class A common stockholders - diluted	$0.16	$0.07	$0.23
Net income attributable to CompoSecure, Inc.	4,741	(1,347)	3,394
Net income attributable to redeemable non-controlling interests	22,167	1,347	23,514

	Year ended December 31, 2021		Year ended December 31, 2021
Income Statement Items:	As reported	Adjustment	Under re-allocation method
Net income per share attributable to Class A common stockholders - basic (1)	$0.91	$(0.70)	$0.21
Net income per share attributable to Class A common stockholders - diluted (1)	$0.14	$(0.02)	$0.12
Net income attributable to CompoSecure, Inc. (2)	13,512	(10,358)	3,154
Net income attributable to redeemable non-controlling interests	69,902	10,358	80,260

(1) The amounts for the year ended December 31, 2021 represent basic and diluted net income per share of Class A common stock for the prorated period from December 27, 2021 through December 31, 2021, the period following the Business Combination described in Note 1.

(2) Net income attributable to CompoSecure, Inc. for the year ended December 31, 2021 was equal to net income for the period subsequent to the Business Combination for the prorated period from December 27, 2021 through December 31, 2021. Net income attributable to non-controlling for the year ended December 31, 2021 is equal to net income for the period from January 1, 2021 through December 31, 2021.
14. COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases certain office space and manufacturing space under arrangements currently classified as leases under ASC 842. See Note 6 for future minimum commitments under all non-cancelable operating leases.
Litigation
The Company may be, from time to time, party to various disputes and claims arising from normal business activities. The Company accrues for amounts related to legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. While the outcome of existing disputes and claims is uncertain, the Company does not expect that the resolution of existing disputes and claims would have a material adverse effect on its consolidated financial position or liquidity or the Company’s consolidated results of operations and cash flows. Litigation costs are expensed as incurred.

In February 2021, the Company received from a third party a notice of dispute with respect to whether commissions are due and owing on product sales to certain of the Company’s customers which, if successful, could require

COMPOSECURE, INC.
Notes to Consolidated Financial Statements - Unaudited

("$ in thousands" - except share data)
payments ranging from $4,000 to $14,000, plus costs and expenses, together with additional commission payments on future sales, if any, to such customers. The Company does not believe these commissions are owed, and intends to vigorously oppose this claim, which may include legal proceedings. The Company has not accrued any amount as a component of accrued expense related to the notice of dispute as of June 30, 2022.
15. RELATED PARTY TRANSACTIONS

In November 2015, the Company entered into a sales representation agreement with a third party, partially owned by an individual who is a Class B shareholder of Holdings and who was then a member of Holdings' Board of Managers. In 2016, the Company commenced litigation against such third party seeking a judicial determination that the sales representation agreement was void and unenforceable, among other claims. In February 2018, the trial court ruled against Holdings in the litigation, concluding that the sales representation agreement was valid and enforceable. Holdings appealed the ruling, however, the ruling was upheld. As a result of the ruling, Holdings was instructed to pay the commissions in accordance with the terms of the sales representation agreement, interest related to the commissions, and legal fees on behalf of the third party. Expenses relating to this agreement for the three months ended June 30, 2022 and 2021 amounted to $3,277 and $3,113, respectively, and amounted to $6,079 and $5,924, for the six months ended June 30, 2022 and 2021, respectively. The expenses were recorded as a component of selling, general and administrative expenses. In October 2019, Holdings terminated the sales representation agreement. Customers in place prior to the termination of the agreement are subject to the arrangement and are eligible for future commissions, which are payable and are being accrued and paid in accordance with the terms of the sales representation agreement. Amounts accrued as a component of accrued expenses as of June 30, 2022 and December 31, 2021 related to this agreement were $5,151 and $3,402, respectively. In February 2021, the Company received from such third party a notice of dispute with respect to whether commissions are due and owing on product sales to certain of the Company’s customers. See Note 14.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto included in the annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC. The following discussion contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. The Company’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in this Quarterly Report on Form 10-Q.
Overview
The Company provides its clients newly innovative and highly differentiated financial payment products in order to support and increase their customer acquisition, customer retention and organic customer spend. The Company’s clients consist primarily of leading international and domestic banks and other payment card issuers primarily within the United States (“U.S.”), Europe, Asia, Latin America, Canada, and the Middle East. The Company is a world-class platform for next generation payment technology, security, and Digital Asset solutions. For two decades, through its combination of large-scale, advanced manufacturing capabilities and deep technological expertise, the Company has driven key Payments Industry innovations in materials science, Metal Form Factor design, dual interface functionality, and security. The distinct value proposition of the Company’s products have resulted in widespread adoption by major banks, financial institutions and leading FinTech innovators to support their acquisition and retention of consumer and business card customers. The Company maintains trusted, highly-embedded and long-term customer relationships with an expanding set of global issuers. These same fundamental strengths have now enabled the Company to enter the digital asset revolution through the launch of its Arculus platform, which commenced in the third quarter of 2021 with the Arculus Key card and companion Arculus Wallet mobile application.
Impact of COVID-19 Pandemic
In response to the COVID-19 pandemic, during 2020 and continuing in 2021 and 2022, the Company established policies and protocols to address safety considerations. The Company is in frequent dialogue with key stakeholders to assess health and safety conditions across all of its facilities and to have robust procedures in place to protect the well-being of its employees, such as controls for building access, strict physical distancing measures and enhanced cleaning processes. The Company’s systems and infrastructure have continued to support its business operations. The Company has maintained regular and active communication across senior management, and has ongoing dialogues with its vendors to ensure they continue to meet the Company’s criteria for business continuity. While the Company has managed to avoid significant supply chain issues due to COVID-19, managing supply chain continues to be important in 2022.

The resurgence in the spread of COVID-19 toward the end of 2020 and into 2022 has created greater uncertainty regarding the economic outlook for the near term, even as vaccines were distributed on a large scale in an effort to control the pandemic. While governments and central banks continued to be aggressive in providing fiscal and monetary stimulus, the global economic recovery remains fragile. The extent to which the COVID-19 pandemic will continue to affect the Company’s business, financial condition, liquidity and the Company’s operating results will depend on future developments, which are highly uncertain and cannot be predicted.

Economic Conditions - Globally and in the Digital Asset Marketplace

U.S. and international markets and, in particular, the rapidly evolving Digital Assets industry, are experiencing uncertain and volatile economic conditions, including from the impacts of the COVID-19 pandemic, Russian aggression in Ukraine, sustained inflation, threats or concerns of recession, and supply chain disruptions. These conditions make it extremely difficult for us and our suppliers to accurately forecast and plan future business activities. Additionally, a significant downturn in the domestic or global economy may cause our existing customers to pause or delay orders and prospective customers to defer new projects. Together, these circumstances create an environment in which it is challenging for us to predict future operating results, particularly for our new Arculus business. If these uncertain business, macroeconomic or political conditions continue or further decline, our business, financial condition and results of operations could be materially adversely affected.

Our Arculus platform offers a broad range of security and authentication solutions and enables our consumer Cold Storage Wallet for Digital Assets, which is the Arculus Key card paired with the Arculus Wallet. Recently, some Digital Asset exchanges have been freezing or limiting consumer withdrawals and some have filed for bankruptcy protection, driving consumer need for enhanced protection of their Digital Assets. We believe consumers can achieve enhanced protection by controlling their private keys with a Cold Storage Wallet, such as the Arculus Wallet. At the same time, this market cycle has created uncertainty in timing for our anticipated Arculus ramp up, as some of our partners and targets have been impacted. Therefore, we are taking a measured approach to better target the timing of our investments to support near-term and long-term opportunities.
Key Components of Results of Operations
Net Sales
Net sales reflect the Company’s revenue generated primarily from the sale of its products. Product sales primarily include the design and manufacturing of metal cards, including contact and dual interface cards. The Company also generates revenue from the sale of Prelams (which are used by makers of plastic payment and other cards). Net sales include the effect of discounts and allowances which consist primarily of volume-based rebates.
Cost of Sales
The Company’s cost of sales includes the direct and indirect costs related to manufacturing products and providing related services. Product costs include the cost of raw materials and supplies, including various metals, EMV® chips, holograms, adhesives, magnetic stripes, and NFC assemblies; the cost of labor; equipment and facilities; operational overhead; depreciation and amortization; leases and rental charges; shipping and handling; and freight and insurance costs. Cost of sales can be impacted by many factors, including volume, operational efficiencies, procurement costs, and promotional activity.
Gross Profit and Gross Margin
The Company’s gross profit represents its net sales less cost of sales, and its gross margin represents gross profit as a percentage of its net sales.
Operating Expenses
The Company’s operating expenses primarily comprised selling, general, and administrative expenses, which generally consist of personnel-related expenses for its corporate, executive, finance, information technology, and other administrative functions, and expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing.
The Company expects its operating expenses to increase as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Income from Operations and Operating Margin
Income from operations consists of the Company’s gross profit less its operating expenses. Operating margin is income from the Company’s operations as a percentage of its net sales.
Other Expense, net
Other expense consists primarily of the Company’s interest expense net of interest income.
Net Income
Net income consists of the Company’s income from operations, less other expenses and income tax provision or benefit.

Factors Affecting the Company’s Operating Results
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges. Please see the factors discussed in this Quarterly Report on Form 10-Q, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for additional information.
Results of Operations

Three months ended June 30, 2022 vs three months ended June 30, 2021
The following table presents the Company’s results of operations for the periods indicated:

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands)
Net sales	$97,199	$62,743	$34,456	55%
Cost of sales	38,347	27,633	10,714	39%
Gross profit	58,852	35,110	23,742	68%
Operating expenses	24,433	10,739	13,694	128%
Income from operations	34,419	24,371	10,048	41%
Other expenses, net	29,041	(2,891)	31,932	(1,105)%
Income before income taxes	$63,460	$21,480	$41,980	195%
Provision for income taxes	(2,802)	—	$(2,802)	100%
Net income	60,658	21,480	39,178	182%
Net income attributable to redeemable non-controlling interests	52,184	—	52,184	100%
Net income attributable to CompoSecure, Inc	8,474	21,480	(13,006)	(61)%

	Three Months Ended June 30,
	2022	2021
Gross Margin	61%	56%
Operating margin	35%	39%
Net Sales

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands)
Net sales by region
Domestic	$70,112	$46,858	$23,254	50%
International	27,087	15,884	11,203	71%
Total	$97,199	$62,743	$34,456	55%
The Company’s net sales for the quarter ended June 30, 2022 increased $34.5 million, or 55%, to $97.2 million compared to $62.7 million for the quarter ended June 30, 2021. The increase in net sales was due to a 50% increase in domestic sales and a 71% increase in international sales. This was due to continued growing demand for the Company's products throughout the quarter ended June 30, 2022 as we continue to emerge from the adverse impact from the COVID-19 pandemic compared to the quarter ended June 30, 2021. The increase in international sales was primarily due to our efforts to grow our international distributor channels and increased demand in the FinTech market.
Domestic: The Company’s domestic net sales for the quarter ended June 30, 2022 increased $23.3 million, or 50%, to $70.1 million compared to $46.9 million for the quarter ended June 30, 2021. This was primarily due to continued

higher demand for the Company's products that began primarily in the second half of the year ended December 31, 2021. This was primarily due to higher customer acquisition by the Company’s clients as they continue to emerge from the adverse impact from the COVID-19 pandemic compared to the quarter ended June 30, 2021.
International: The Company’s international net sales for the quarter ended June 30, 2022 increased $11.2 million, or 71%, to $27.1 million compared to $15.9 million for the quarter ended June 30, 2021. This was primarily driven by our efforts to grow our international distributor channels and the increase in demand in the FinTech market.

In addition, the following table presents the Company’s net sales for the three months ended June 30, 2022 compared to March 31, 2022:

	Three Months Ended
	June 30, 2022	March 31, 2022	$ Change	% Change
	(in thousands)
Net sales	$97,199	$84,813	$12,386	15%
Gross Profit and Gross Margin
The Company’s gross profit for the quarter ended June 30, 2022 increased $23.7 million, or 68%, to $58.9 million compared to $35.1 million for the quarter ended June 30, 2021. The gross profit margin percentage increased from 56% to 61%, an improvement of approximately 8% .. The gross margin improvement in the quarter ended June 30, 2022 resulted primarily from favorable product mix and improvement in production yields which was primarily driven by improvements in manufacturing processes compared to the quarter ended June 30, 2021.
Operating Expenses
The Company’s operating expenses for the quarter ended June 30, 2022 increased $13.7 million compared to the quarter ended June 30, 2021. This was due to increases in salaries and employee related benefits of $3.1 million, marketing and professional fee expenses of $4.2 million, increased insurance expense of $1.5 million, various sales related taxes of $0.3 million, increase in stock based compensation of $2.7 million and an overall increase in utilities, supplies and various other costs of $2.0 million due to the growth in business.
Income from Operations and Operating Margin
During the quarter ended June 30, 2022, the Company had income from operations of $34.4 million compared to income of $24.4 million for the quarter ended June 30, 2021. The operating margins for the quarter ended June 30, 2022 decreased to 35% compared to 39% for the quarter ended June 30, 2021. The decrease in operating margin percentage was primarily due to the noted increase in operating expenses.
Other Income (Expenses) (net)
Interest expense for the quarter ended June 30, 2022 increased $2.7 million, or 92%, to $5.6 million compared to $2.9 million for the quarter ended June 30, 2021. The additional interest expense resulted primarily from the issuance of convertible debt in December 2021 resulting in an increase in outstanding debt during the quarter ended June 30, 2022. The increase in interest was more than offset by an overall decrease in other expenses due to the favorable change in fair value of warrant liabilities of $19.5 million, derivative liability of $0.2 million, and a change in fair value of $14.9 million in earnout consideration liability. See Liquidity and Capital Resources below for more detail on the existing credit facility.
Net Income
Net income for the quarter ended June 30, 2022 was $60.7 million, compared to net income of $21.5 million for the quarter ended June 30, 2021. The increase was primarily driven by higher sales volume, a more profitable sales mix, favorable change in fair value of warrant liabilities of $19.5 million and $14.9 million in earnout consideration liability, partially offset by increases in operating expenses as a result of the higher sales volume, and marketing costs primarily related to Arculus.

Six months ended June 30, 2022 vs Six months ended June 30, 2021

The following table presents the Company’s results of operations for the periods indicated:

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands)
Net sales	$181,382	$126,465	$54,917	43%
Cost of sales	73,771	57,039	16,732	29%
Gross profit	107,611	69,426	38,185	55%
Operating expenses	43,209	18,796	24,413	130%
Income from operations	64,402	50,630	13,772	27%
Other expenses, net	26,509	(5,928)	32,437	(547)%
Income before income taxes	90,911	44,702	46,209	103%
Provision for income taxes	(3,345)	—	(3,345)	100%
Net income	87,566	44,702	42,864	96%
Net income attributable to redeemable non-controlling interests	75,628	—	75,628	100%
Net income attributable to CompoSecure, Inc	$11,938	$44,702	$(32,764)	(73)%

	Six Months Ended June 30,
	2022	2021
Gross Margin	59%	55%
Operating margin	36%	40%
Net Sales

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands)
Net sales by region
Domestic	132,493	102,725	29,768	29%
International	48,889	23,740	25,149	106%
Total	181,382	126,465	54,917	43%
The Company’s net sales for the six month ended June 30, 2022 increased $54.9 million, or 43%, to $181.4 million compared to $126.5 million for the six month ended June 30, 2021. The increase in net sales was due to a 29% increase in domestic sales and a 106% increase in international sales. This was due to continued higher demand for the Company's products throughout six month ended June 30, 2022 as we continue to emerge from the adverse impact from the COVID-19 pandemic compared to the six month ended June 30, 2021. The increase in international sales was primarily due to our efforts to grow our international distributor channels and increased demand in the FinTech market.
Domestic: The Company’s domestic net sales for the six month ended June 30, 2022 increased $29.8 million, or 29%, to $132.5 million compared to $102.7 million for the six month ended June 30, 2021. This was primarily due to continued higher demand for the Company's products that began primarily in the second half of the year ended December 31, 2021. This was primarily due to higher customer acquisition by the Company’s clients as they continue to emerge from the adverse impact from the COVID-19 pandemic compared to the six month ended June 30, 2021.
International: The Company’s international net sales for the six month ended June 30, 2022 increased $48.9 million, or 106%, to $25.1 million compared to $23.7 million for the six month ended June 30, 2021. This was primarily driven by our efforts to grow our international distributor channels and the increase in demand in the FinTech market.

Gross Profit and Gross Margin
The Company’s gross profit for the six month ended June 30, 2022 increased $38.2 million, or 55%, to $107.6 million compared to $69.4 million for the six month ended June 30, 2021. The gross profit margin percentage increased from 55% to 59%, an improvement of approximately 4 points. The gross margin improvement in the six month ended June 30, 2022 resulted primarily from favorable product mix and improvement in production yields which was primarily driven by improvements in manufacturing processes compared to the six month ended June 30, 2021.
Operating Expenses
The Company’s operating expenses for the six month ended June 30, 2022 increased $24.4 million compared to the six month ended June 30, 2021. This was due to increases in salaries and employee related benefits of $5.0 million, marketing and professional fee expenses of $8.4 million, increased insurance expenses of $2.8 million, stock based compensation of $4.0 million, increase in taxes of $1.4 million, and an overall increase in utilities, supplies and various other costs of $3.0 million due to the growth in business.
Income from Operations and Operating Margin
During the six month ended June 30, 2022, the Company had income from operations of 64.4 million compared to income of $50.6 million for the six month ended June 30, 2021. The operating margins for the six month ended June 30, 2022 decreased to 36% compared to 40% for the six month ended June 30, 2021. The decrease in operating margin percentage was primarily due to the noted increase in operating expenses.
Other Income Expenses (net)
Interest expense for the six month ended June 30, 2022 increased $4.6 million, or 77%, to $10.5 million compared to $5.9 million for the six month ended June 30, 2021. The additional interest expense resulted primarily from the issuance of convertible debt in December 2021 resulting in an increase in outstanding debt during the six month ended June 30, 2022. Additionally, increase in interest expense was more than offset by a decrease in other expense due to the favorable change in fair value of warrant liabilities of $18.0 million, and a change in fair value of $19.1 million in earnout consideration liability. See Liquidity and Capital Resources below for more detail on the existing credit facility.
Net Income
Net income for the six month ended June 30, 2022 was $87.6 million, compared to net income of $44.7 million for the six month ended June 30, 2021. The increase was primarily driven by higher sales volume, a more profitable sales mix, change in fair value of warrant liabilities of $18.0 million and favorable change in fair value of $19.1 million in earnout consideration liability, partially offset by increases in operating expenses as a result of the higher sales volume, and marketing costs related to Arculus.

Use of Non-GAAP Financial Measures
This Form 10-Q includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and that may be different from non-GAAP financial measures used by other companies. The Company believes EBITDA, Adjusted EBITDA and non-GAAP earnings per share are useful to investors in evaluating the Company’s financial performance. The Company uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business, as well as evaluate its underlying historical performance and to measure incentive compensation, as we believe that these non-GAAP financial measures depict the true performance of the business by encompassing only relevant and controllable events, enabling the Company to evaluate and plan more effectively for the future. In addition, the Company’s debt agreements contain covenants that use a variation of these measures for purposes of determining debt covenant compliance. The Company believes that investors should have access to the same set of tools that its management uses in analyzing operating results. EBITDA, Adjusted EBITDA and non-GAAP earnings per share should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and non-GAAP earnings per share are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, and may be different from similarly titled non-GAAP measures used by other companies.

The following unaudited table presents the reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net income	$60,658	$21,480	$87,566	$44,702
Add:
Depreciation and amortization	2,217	2,587	4,567	5,173
Interest expense, net	5,547	2,891	10,513	5,928
Taxes	2,802	—	3,345	—
EBITDA	$71,224	$26,958	$105,991	$55,803
Stock-based compensation expense	3,014	343	4,020	784
Mark to market adjustments, net (1)	(34,586)	—	(37,021)	—
Adjusted EBITDA	$39,652	$27,301	$72,990	$56,587
(1)Includes the changes in fair value of warrant liability, derivative liabilities and earnout consideration liability for the three and six months ended June 30, 2022.

The following unaudited table presents the non-GAAP earnings per share and reconciliation of GAAP net income to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022		2022
	(in thousands) except per share amounts
	Basic	Diluted	Basic		Diluted
Net Income	$60,658	$60,658	$87,566		$87,566
Add: provision for income taxes	2,802	2,802	3,345		3,345
Income before Income taxes	63,460	63,460	90,911	90911	90,911
Income tax expense (1)	(6,745)	(6,745)	(12,166)		(12,166)
Adjusted net Income	56,715	56,715	78,745		78,745
Less: mark-to-market adjustments (2)	(34,399)	(34,399)	(37,082)		(37,082)
Add: stock-based compensation	3,014	3,014	4,020		4,020
Adjusted net income	$25,330	$25,330	$45,683		$45,683
Common shares outstanding used in computing net income per share, basic:
Class A and Class B common shares (3)	76,039	76,039	76,105		76,105
Common shares outstanding used in computing net income per share, diluted:
Warrants (Public and Private) (4)	—	8,094	—		8,094
Options and restricted common shares	—	4,312	—		4,349
Total Shares outstanding used in computing net income per share	76,039	88,445	76,105		88,548

Adjusted net income per share (5)	$0.33	$0.29	$0.60		$0.52

1) Calculated using the Company's blended tax rate.
2) Includes the changes in fair value of warrant liability and earnout consideration liability.
3) Assumes both class B shares and Class A shares participate in earnings and are outstanding at the end of the period.
4) Assumes treasury stock method, valuation at assumed fair market value of $18.00.
5) The Company did not include the effect of convertible notes to its total shares outstanding used in diluted adjusted net income per share.
Critical Accounting Policies and Estimates

Our critical accounting policies are detailed in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC.

Effective April 1, 2022 the Company changed its accounting policy to calculate the basic and diluted earnings per share detailed below.

Net Income Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income attributable to controlling interest by the weighted average number of common shares outstanding for the period. The weighted-average number of common shares outstanding during the period includes Class A common stock but is exclusive of Class B common stock as these shares have no economic or participating rights.

Effective April 1, 2022, the Company changed its accounting policy to calculate the basic and diluted earnings per share as well as determined that it would push down the changes in fair value of the mark-to-market liabilities related to the Company's warrants and earnout consideration liability to its operating subsidiary, Holdings, resulting in a change to the net income attributable to the controlling interest and non-controlling interest. Diluted net income per share is computed by dividing the net income allocated to potential dilutive instruments attributable to controlling interest by the basic weighted-average number of common shares outstanding during the period, adjusted for the potentially dilutive shares of common stock equivalents resulting from the assumed exercise of the warrants, payment of earnouts, exercise of equity awards, exchange of the Class B units and exchangeable notes ("securities") only if the effect is not anti-dilutive.

The Company has adopted this accounting policy to allocate its net income and to calculate its basic and dilutive earnings per share. The Company has provided the appropriate disclosures as required in ASC 250-10. See Note 13 in Notes to Consolidated Financial Statements in this Form 10-Q.

New Accounting Pronouncements
Reference is made to Note 2 of Notes to Financial Statements - unaudited in Item 1, “Financial Statements,” for information concerning recent accounting pronouncements since the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Liquidity and Capital Resources
The Company’s primary sources of liquidity are its existing cash and cash equivalents balances, cash flows from operations and borrowings on its term loan, revolving credit facility and exchangeable notes. The Company’s primary cash requirements include operating expenses, debt service payments (principal and interest), and capital expenditures (including property and equipment).
As of June 30, 2022, the Company had cash and cash equivalents of $13.4 million and debt principal outstanding of $388.1 million. As of December 31, 2021, the Company had cash and cash equivalents of $21.9 million and total debt principal outstanding of $395.0 million.
The Company believes that cash flows from its operations and available cash and cash equivalents are sufficient to meet its liquidity needs, including the repayment of its outstanding debt, for at least the next 12 months from the date of filing of this Form 10Q. The Company anticipates that to the extent that it requires additional liquidity, it will be funded through borrowings on its revolving credit facility, the incurrence of other indebtedness, or a combination thereof and offering of its shares in capital markets. The Company cannot be assured that it will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, the Company’s liquidity and its ability to meet its obligations and fund its capital requirements are also dependent on its future financial performance, which is subject to general economic, financial and other factors that are beyond its control. Accordingly, the Company cannot be assured that its business will generate sufficient cash flows from operations or that future borrowings will be available from additional indebtedness or otherwise to meet its liquidity needs. Although the Company has no specific current plans to do so, if the Company decides to pursue one or more significant acquisitions, the Company may incur additional debt to finance such acquisitions.

At June 30, 2022, there was $388.1 million of total debt outstanding under the Company’s existing credit facilities which included the term loan (the “2021 Credit Facility”) and issuance of exchangeable notes. The 2021 Credit Facility comprised a term loan of $250.0 million as well as a $60.0 million revolving loan facility, of which $35.0 million was available for borrowing as of June 30, 2022. Additional amounts may be available for borrowing during the term of the revolving loan, up to the remaining full $35.0 million, as long as the Company’s maintains a net leverage ratio as stipulated in the credit facility agreement. As of June 30, 2022, the Company’s net leverage ratio met the requirement for the available borrowing as defined in the terms of the credit facility agreement. The 2021 Credit Facility will mature on December 16, 2025.

Interest rates for the 2021 Credit Facility are calculated as the fluctuating bank prime rate plus the applicable margin of 2.0% or, for portions of the debt converted to Euro Loans, the quoted LIBOR rate plus the applicable margin of 3.0%. The Company must also pay an annual commitment fee of 0.40% on the unused portion of the $60.0 million revolving loan commitment. As of June 30, 2022, the effective interest rate on the Company’s 2021 Credit Facility was 3.65%.

The 2021 Credit Facility contains customary covenants, including among other things, certain restrictions or limitations on indebtedness, issuance of liens, investments, asset sales, certain mergers or consolidations, sales, transfers, leases or dispositions of substantially all of the Company’s assets, and affiliate transactions. The Company may also be required to make repayments on the 2021 Credit Facility in advance of the maturity date based on a calculation of excess cash flows, as defined in the agreement, with any required payments to be made after the issuance of the Company’s annual financial statements. The Company made an excess cash flow payment of $13.8 million related to 2021 Credit Facility in the three month ended June 30, 2022, and the Company was in compliance with all covenants as of June 30, 2022. See Note 5 in Notes to Consolidated Financial Statements in this Form 10-Q.
On April 19, 2021, concurrently with the execution of the Merger Agreement, the Company and its wholly owned subsidiary, Holdings entered into subscription agreements (the “Note Subscription Agreements”) with certain investors ("Notes Investors") pursuant to which such Notes investors, severally and not jointly, purchased on the Closing Date of the Business Combination, senior notes (the “Exchangeable Notes”) issued by the Company and guaranteed by the Company's wholly owned subsidiary, Holdings in an aggregate principal amount of up to $130.0 million that are exchangeable into shares of Class A common stock at a conversion price of $11.50 per share, subject to the terms and conditions of an Indenture entered by the Company and its wholly owned subsidiary, Holdings and the trustee under the Indenture. The Exchangeable Notes will bear interest at a rate of 7% per year, payable semiannually in arrears. The Exchangeable Notes will mature in five years on December 27, 2026, and be convertible into shares of Class A common stock at a conversion price of $11.50 per share. The Company will settle any exchange of the Exchangeable Notes in shares of Class A common stock, with cash payable in lieu of any fractional shares. Additional interest may be payable as set forth in the Indenture. See Note 5 in Notes to Consolidated Financial Statements in this Form 10-Q.
Net Cash Provided by Operations
Cash provided by the Company’s operating activities for the six months ended June 30, 2022 was $51.4 million compared to cash provided by its operating activities of $27.2 million during the six months ended June 30, 2021. The increase in cash provided by operating activities of $24.2 million was primarily attributable to an increase in net income of $42.9 million, depreciation and amortization expense of $4.6 million, equity compensation expense of $4.0 million, amortization of deferred financing costs of $1.3 million and deferred tax expense of $3.1 million. This was partially offset by changes in working capital of $12.1 million and mark to market fair value net changes of $37.0 million.
Net Cash Used in Investing Activities
Cash used in the Company’s investing activities for the six months ended June 30, 2022 was $3.5 million, primarily relating to capital expenditures compared to cash used in investing activities for the six months ended June 30, 2021 of $1.3 million.
Net Cash Used in Financing Activities
Cash used in the Company’s financing activities for the six months ended June 30, 2022 was $56.4 million compared to cash used in the Company's financing activities for the six months ended June 30, 2021 of $31.6 million. Cash used in financing activities for the six months ended June 30, 2022, primarily related to payment of issuance costs related to the Business Combination of $23.8 million, and repayment of scheduled principal payments of term loan of $16.9 million, distributions to Holdings' equity holders of $25.7 partially offset by cash drawn under the 2021 Credit Facility of $10.0 million. Cash used for the six months ended June 30, 2021, primarily related to distributions to then equity holders and repayments of debt related to the Company’s prior Credit Facility.
Contractual Obligations

A summary of our minimum contractual obligations related to our material outstanding contractual commitments is included in Notes 2 and 7 of our Annual report on Form 10-K for the year ended December 31, 2021 as filed with the SEC. Our long-term contractual obligations include commitments and estimated purchase obligations entered into in the normal course of business. As of June 30, 2022, the Company had inventory-related purchase commitments totaling approximately $60.3 million.

Financing
The Company is party to the 2021 Credit Facility with various banks and has issued Exchangeable Notes to certain holders. For a more complete description of the Company's debt obligations, see Note 5 of Notes to Consolidated Financial Statements in the Consolidated Financial Statements of the Company in this Quarterly Report on Form 10-Q.
Item 3. Quantitative Disclosures About Market Risk
Interest Rate Risk
In addition to existing cash balances and cash provided by operating activities, the Company uses variable rate debt to finance its operations. The Company is exposed to interest rate risk on these debt obligations and a related interest rate swap agreement. As of June 30, 2022, CompoSecure had $258.1 million in debt outstanding under the 2021 Credit Facility, all of which was variable rate debt and $130.0 million in long-term debt principal outstanding from the issuance of Exchangeable Notes.
The Company performed a sensitivity analysis based on the principal amount of debt outstanding as of June 30, 2021, as well as the effect of its interest rate swap agreement. In this sensitivity analysis, the change in interest rates is assumed to be applicable for an entire year. An increase or decrease of 100 basis points in the applicable interest rate would cause an increase or decrease in interest expense of approximately $4.0 million on an annual basis.
On January 11, 2022, CompoSecure entered into an interest rate swap agreement to hedge forecasted interest rate payments on its variable rate debt. As of June 30, 2022, the Company had the following interest rate swap agreements (in thousands):

Effective Dates	Notional Amount	Fixed Rate
	($ in thousands)
January 5, 2022 through December 5, 2023	$125,000	1.06%
December 5, 2023 through December 22, 2025	$125,000	1.90%
Under the terms of the interest rate swap agreement, CompoSecure receives payments based on the greater of 1-month LIBOR rate or a minimum of 1.00%.
The Company has designated the interest rate swap as a cash flow hedge for accounting purposes that was determined to be effective. The Company determined the fair value of the interest rate swap to be zero at the inception of the agreement and $5,590 at June 30, 2022. The Company reflects the realized gains and losses of the actual monthly settlement activity of the interest rate swap in its consolidated statements of operations. The Company reflects the unrealized changes in fair value of the interest rate swap at each reporting period in other comprehensive income and a derivative asset or liability is recognized at each reporting period in the Company’s financial statements.
Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We designed our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and (ii) accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosures.

Under the supervision of and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures as of June 30, 2022. Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures as of June 30, 2022 were functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding disclosures.

A control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We do not expect that our disclosure controls and procedures or our internal control over financial reporting are able to prevent with certainty all errors and all fraud.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during the quarter ended June 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II. Other Information
Item 1. Legal Proceedings
As of August 9, 2022, the Company was not a party to, nor were any of its properties the subject of, any material pending legal proceedings, other than ordinary routine claims incidental to the business. In March 2021, the Company received from a former independent sales representative a notice of dispute with respect to whether commissions are due and owing on product sales to certain of the Company’s customers which, if successful, could require payments ranging from $4.0 million to $14.0 million plus costs and expenses, together with additional commission payments on future sales, if any, to such customers. The Company does not believe these commissions are owed, and the parties have initiated a binding arbitration proceeding. It is possible that the Company may, in the future, be subject to other legal proceedings, lawsuits and other claims in the ordinary course of operating its business, which could have a material adverse effect on the Company’s business, operations, financial condition or results of operations.

Item 1A. Risk Factors
Summary of Risk Factors
An investment in our securities involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:
•Risks Related to our Business
•Rapidly evolving domestic and global economic conditions are beyond our control and could materially adversely affect our business, operations, and results of operations.
•The COVID-19 pandemic and the measures implemented to contain the spread of the virus have had a negative impact on our business and result of operations and, if continued, could be amplified and have a material adverse effect on our business, financial condition and results of operations.
•We may not be able to sustain our sales growth rate in the future.
•Failure to retain existing customers or identify and attract new customers could adversely affect our business, financial condition and results of operations.
•Data and security breaches could compromise our systems and confidential information, cause reputational and financial damage, and increase risks of litigation, which could adversely affect our business, financial condition and results of operations.
•System outages, data loss or other interruptions affecting our operations could adversely affect our business and reputation.
•Disruptions at our primary production facility may adversely affect our business, results of operations and/or financial condition.
•We may not be able to recruit, retain and develop qualified personnel, including for areas of newer specialized technology which could adversely affect our ability to grow our business.
•Our future growth may depend upon our ability to develop, introduce and commercialize new products, which can be a lengthy and complex process. If we are unable to introduce new products and services in a timely manner, our business could be materially adversely affected.
•A disruption in our operations or supply chain could adversely affect our business and financial results.
•We have limited experience in the Digital Assets industry and may not succeed in fully commercializing the Arculus Platform.
•Digital Asset Wallet storage systems, such as the Arculus Cold Storage Wallet, are subject to risks related to a loss of funds due to theft of Digital Assets, security and cybersecurity risks, system failures and other operational issues, which could cause damage to our reputation and brand.
•Regulatory changes or actions may restrict the use of the Arculus Wallet or Digital Assets in a manner that adversely affects our business, prospects or operations.
•We rely on third-party partners to provide certain features of the Arculus Wallet, and any interruptions in services provided by these third parties may impair our ability to support our customers.

•Production quality and manufacturing process disruptions could adversely affect our business.
•We are dependent on certain distribution partners for distribution of our products and services. A loss of distribution partners could adversely affect our business.
•We face competition that may result in a loss of our market share and/or a decline in profitability.

•Risks Related to our Indebtedness
◦We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.
◦Upon the occurrence of an event of default relating to Holdings’ credit facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit.
◦The debt outstanding under Holdings’ existing credit facility has a variable rate of interest that is based on the London Interbank Offered Rate (“LIBOR”) which may have consequences for Holdings that cannot be reasonably predicted and may increase its cost of borrowing in the future.
◦Risks Related to the ownership of our Securities
◦Our only significant asset is our ownership of Holdings. If Holdings’ business is not profitably operated, we may be unable to pay us dividends or make distributions to enable us to pay any dividends on our common stock or satisfy our other financial obligations.
◦Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.
◦As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.
◦If our performance does not meet market expectations, the price of our securities may decline.
◦The Warrants may never be in the money, and they may expire worthless.Investing in our securities involves risks.

Risk Factors

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this report, or in any document incorporated by reference herein, are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business

Rapidly evolving domestic and global economic conditions are beyond our control and could materially adversely affect our business, operations, and results of operations.

U.S. and international markets and, in particular, the rapidly evolving Digital Assets industry, are experiencing uncertain and volatile economic conditions, including from the impacts of the COVID-19 pandemic, Russian aggression in Ukraine, sustained inflation, threats or concerns of recession, and supply chain disruptions. These conditions make it extremely difficult for us and our suppliers to accurately forecast and plan future business activities. Additionally, a significant downturn in the domestic or global economy may cause our existing customers to pause or delay orders and prospective customers to defer new projects. Together, these circumstances create an environment in which it is challenging for us to predict future operating results, particularly for our new Arculus business. If these uncertain business, macroeconomic or political conditions continue or further decline, our business, financial condition and results of operations could be materially adversely affected.
The COVID-19 pandemic and the measures implemented to contain the spread of the virus have had a negative impact on our business and result of operations and, if continued, could be amplified and have a material adverse effect on our business, financial condition and results of operations.

Global health concerns relating to the COVID-19 pandemic and related government actions taken to reduce the spread of the virus have affected the macroeconomic environment, significantly increased economic uncertainty and reduced economic activity. The pandemic has also led to governmental authorities implementing numerous measures to try to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. These measures and the COVID-19 pandemic have caused economic and financial disruptions that have negatively impacted, and may continue to negatively impact, our business, results of operations and financial condition. The extent to which the pandemic will continue to negatively impact our business and results of operations will depend on numerous evolving factors and future developments that we are not able to predict, including the duration and severity of the pandemic; the nature, extent and effectiveness of containment measures; the extent and duration of the effect on our customers and suppliers, the economy, unemployment, consumer confidence and consumer and business spending; and how quickly and to what extent normal economic and operating conditions resume.

The pandemic and containment measures have caused us to modify its operations, and we may take further actions that we determine to be in the best interests of its employees, customers and business partners. If we do not respond appropriately to the pandemic, or if customers or other stakeholders do not perceive our response to be adequate, we could suffer damage to our reputation and brand, which could materially adversely affect our business.

If the COVID-19 pandemic is prolonged, it could amplify the negative impacts on our business and results of operations, and may also heighten many of the other risks described in this “Risk Factors” section. It is also possible that any adverse effects of the pandemic and containment measures may continue once the pandemic is controlled and the containment measures are lifted. We do not yet know, nor can we predict, the full extent of how COVID-19 and the containment measures will affect our business, results of operations and financial condition, or the global economy as a whole. However, the continuing effects could have a material adverse impact on our financial condition.

We may not be able to sustain our sales growth rate in the future.

Our net revenue increased by 3% from $260.6 million in 2020 to $267.9 million in 2021, but, as an example, declined by 21% from $80.4 million during the first quarter of 2020 compared to $63.7 million during the first quarter of 2021. Accordingly, we may not continue to achieve sales growth in the future and you should not consider our sales growth in the quarter or six months ended June 30, 2022 as indicative of our future performance. Our growth rate may slow in future periods due to a number of factors, which may include slowing demand for its products, increased competition, decreasing growth of its overall market, or its inability to engage and retain customers. If we are unable to maintain consistent sales or continue its sales growth, it may be difficult for us to maintain profitability.

Failure to retain existing customers or identify and attract new customers could adversely affect our business, financial condition and results of operations.

Our two largest customers are American Express and JPMorgan Chase. Together, these customers represented approximately 72% of our net revenue for the years ended December 31, 2021 and 2020. Our ability to meet our customers’ high-quality standards in a timely manner is critical to our business success. If we are unable to provide our products and services at high quality and in a timely manner, our customer relationships may be adversely affected, which could result in the loss of customers.

Our ability to maintain relationships with our customers may be impacted by several factors beyond our control, including more attractive product offerings from our competitors, pricing pressures or the financial health of these customers, many of whom operate in competitive businesses and depend on favorable macroeconomic conditions. In addition, we may also be limited in the products we can offer and the pricing we can receive for such products due to restrictions present in certain of our customer contracts, which may negatively impact our ability to retain existing customers or attract new customers. If we experience difficulty retaining customers and attracting new customers, our business, financial condition and results of operations may be materially and adversely affected.

Data and security breaches could compromise our systems and confidential information, cause reputational and financial damage, and increase risks of litigation, which could adversely affect our business, financial condition and results of operations.

Our information technology (“IT”) infrastructure’s ability to reliably and securely protect the sensitive confidential information of our customers, which include large financial institutions, is critical to our business. Security breaches have become more common across many industries. Cyber incidents have been increasing in sophistication and can include third parties gaining access to employee or customer data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code, and other deliberate attacks and attempts to gain unauthorized access. The occurrence of these types of incidents in our computer networks, databases or facilities could lead to the inappropriate use or disclosure of personal information, including sensitive personal information of customers and employees, which could harm our business and reputation, adversely affect consumers’ confidence in our business and products, result in inquiries and fines or penalties from regulatory or governmental authorities, cause a loss of customers, pose increased risks of lawsuits and subject us to potential financial losses.

Additionally, it is possible that unauthorized access to sensitive customer and business data may be obtained through inadequate use of security controls by our customers, suppliers or other vendors. For example, SolarWinds, an information technology company, was recently the subject of a cyberattack that created security vulnerabilities for thousands of its clients. While we are not currently aware of any impact that the SolarWinds supply chain attack had on our business, we may be subject to the risk of similar cyberattacks on our customers, suppliers and other vendors in the future and there is residual risk that we may experience a security breach arising from the SolarWinds supply chain attack.

We have administrative, technical, and physical security measures in place, and we have policies and procedures in place to both evaluate the security protocols and practices of our vendors and to contractually require service providers to whom we disclose data to implement and maintain reasonable privacy and security measures. However, although cybersecurity remains a high priority, our activities and investment may not sufficiently protect our system or network against cyber threats, nor sufficiently prevent or limit the damage from any future security breaches. As these threats continue to evolve, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants, which could materially and adversely affect our business, financial condition and results of operations. Although we maintain cyber liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Furthermore, any material breach of our security systems could harm our competitive position, result in a loss of customer trust and confidence, and cause us to incur significant costs to mitigate or remedy any damage resulting from system or network disruptions, whether caused by cyberattacks, security breaches or otherwise, which could ultimately adversely affect our business, financial condition and results of operations.

System outages, data loss or other interruptions affecting our operations could adversely affect our business and reputation.

The ability to efficiently execute and operate business functions and systems without interruption is critical to our business. A significant portion of the communication between our employees, customers, and suppliers rely upon our integrated and complex IT systems. We depend on the reliability of our IT infrastructure and software, and our ability to expand and innovate our technologies and technological processes in response to changing needs. A system outage or data loss or interruption could cause damage to our brand and reputation. Such operational interruptions could also cause us to become liable to third parties, including our customers. We must be able to protect our processing and other systems from interruption to successfully operate our business. In an effort to do so, we have taken preventative actions and adopted protective procedures to ensure the continuation of core business operations in the event that normal operations could not be performed because of events outside of our control. These actions and procedures taken and adopted by us may, however, insufficiently prevent or limit the damage from future disruptions, if any, and any such disruptions could adversely affect our business, financial condition and results of operations.

Disruptions at our primary production facility may adversely affect our business, results of operations and/or financial condition.

A substantial portion of our manufacturing capacity is located at our primary production facility. Any serious disruption at such facility could impair our ability to manufacture enough products to meet customer demand, and could increase our costs and expenses and adversely affect our sales. Our other facilities may not have the requisite equipment or sufficient capacity, may have higher costs and expenses, or may experience significant delays to adequately increase production to satisfactorily meet our customers’ expectations or requirements. Long-term production disruptions may cause our customers to modify their Payment Card programs to use plastic cards or to seek alternative supply of metal cards. Any such production interruptions or disruptions could adversely impact our business, financial condition and results of operations.

For example, government-imposed measures in response to the COVID-19 pandemic led us to temporarily limit operations at some of our facilities. As a result, our credit card production rate was negatively affected. The continuation of the COVID-19 pandemic and the containment measures instituted as a result thereof could amplify the negative impact on our credit card production and, as a result, have a material adverse effect on our business, financial condition and results of operations.

Our future growth may depend upon our ability to develop, introduce and commercialize new products, which can be a lengthy and complex process. If we are unable to introduce new products and services in a timely manner, our business could be materially adversely affected.

The markets for our products and services are subject to technological changes, frequent introductions of new products and services and evolving industry standards. The process for developing innovative or technologically enhanced products can deplete time, money and resources, and requires the ability to accurately forecast technological, market and industry trends. In order to achieve successful technical execution of new products, we may need to undertake time-consuming and expensive research and development activities, which could negatively impact the servicing of our existing customers. We may also experience difficult market conditions that could delay or prevent the successful research and development, marketing launches and consumer deployment of such newly designed products, whereby we could incur significant additional cost and expense. In addition, competitors may develop and commercialize competing products faster and more efficiently than we are able to do so, which could further negatively impact our business.

Our product and service offerings could be rendered obsolete if we are unable to develop and introduce innovative products in a cost-effective and timely manner. In particular, the rise in the adoption of wireless or mobile payment systems may make physical metal cards less attractive as a method of payment, which could result in less demand for these products. Although to date we have not witnessed a material reduction in card-based payments in the United States resulting from the emergence of wireless or mobile payment systems, such payment systems offer consumers an alternative method to make purchases without the need to carry a physical card by relaying on cellular telephones or other technological products to make payments. If these wireless or mobile payment systems are widely adopted, it could result in a reduction of the number of physical Payment Cards issued to consumers. Moreover, other developing or unforeseen technology solutions and products could render our existing products unpopular, irrelevant or obsolete altogether.

Our ability to develop and deliver new products and services successfully will depend on various factors, including our ability to: effectively identify and capitalize upon opportunities in new and emerging product markets; invest resources in innovation and research and development; complete and introduce new products and integrated services solutions in a timely manner; license any required third-party technology or intellectual property rights; qualify for and obtain required industry certification for our products; and retain and hire talent experienced in developing new products and services. Our business and growth also depend in part on the success of our strategic relationships with third parties, including technology partners or other technology companies whose products are integrated with our products. Failure of any of these technology companies to maintain, support or secure their technology platforms in general, and our integrations in particular, or errors or defects in their technologies or products, could adversely affect our relationships with customers, damage our brand and reputation, and could adversely affect our business, financial condition and results of operations.

Our ability to enhance our existing products and to develop and introduce innovative new products that continue to meet the needs of our customers may affect our future success. We may experience difficulties that could delay or prevent the successful development, marketing or deployment of these products, or our newly enhanced services may not meet market demands or achieve market traction. Our potential failure to complete or gain market acceptance of new products, services and technologies could adversely affect our ability to retain existing customers or attract new ones.

A disruption in our operations or supply chain could adversely affect our business and financial results.

As a company engaged in manufacturing and distribution, we are subject to the risks inherent in such activities, including disruptions or delays in supply chain or information technology, product quality control, as well as other external factors over which we have no control. Some of the key components for our products are metals, and EMV chips, which we source from several key suppliers. We obtain our components from multiple suppliers located in the United States and abroad, on a purchase order basis. Changes in the financial or business condition of our suppliers could subject us to losses or adversely affect our ability to bring products to market. Additionally, the failure of our suppliers to comply with applicable standards and deliver goods and services in a timely manner in sufficient quantities could adversely affect our customer service levels and overall business. Any increases in the costs of goods and services for our business may also adversely affect our profit margins particularly if we are unable to achieve higher price increases or otherwise increase cost or operational efficiencies to offset the higher costs.

The COVID-19 pandemic and related government measures in response to the pandemic negatively affected our suppliers, which in turn negatively affected our production and business. In addition, there is an increased demand for microchips worldwide in various industries and manufacturers of chips are experiencing shortages in supply, which could adversely effect our ability to obtain sufficient chips for our manufacturing operations.

We have limited experience in the Digital Asset industry and we may not succeed in commercializing the Arculus Platform.

With our business operations historically focused on the Payment Card industry, we are a new entrant into the Digital Asset industry. The Arculus Platform was commercially launched in the third quarter of 2021. It is possible that consumers of Digital Asset storage products may not be willing to purchase or use the Arculus products, and we may not be able to establish partnerships with our existing and/or new customers to drive partner-branded versions of the Arculus Key card or other Arculus Ecosystem products or services. If we are unable to successfully establish sufficient consumer sales, commercial partnerships and/or business-to- business sales channels, that would likely have a material adverse effect on our business, financial condition and results of operations.

In addition, we must rely on vendors and development partners for certain components of our Arculus Cold Storage Wallet products, and must source and procure NFC-enabled chips to be embedded in our Arculus Key cards, as well as other materials used in the manufacture of the Arculus Key card. The performance of our vendors and development partners, and the availability of NFC-enabled chips and other materials, is essential to the success of the Arculus Wallet and Arculus Key card. There is currently a global shortage of chips due to increased demand and interruptions of production, both resulting from the COVID-19 pandemic. If our vendors and development partners do not perform as expected, or if we are not able to source and procure sufficient quantities of NFC-enabled chips and other materials, the success of our Arculus Cold Storage Wallet and Arculus Key card could be negatively impacted, which could have a material adverse effect on our business, financial condition and results of operations. In addition, changes or delays in supply or pricing of NFC-enabled chips, or other necessary materials, could materially negatively impact the potential margins and profitability of our Arculus business.

Digital Asset Wallet storage systems, such as the Arculus Cold Storage Wallet, are subject to potential illegal misuse, risks related to a loss of funds due to theft of Digital Assets, security and cybersecurity risks, system failures and other operational issues, which could cause damage to our reputation and brand.

Blockchain-related products and services, in particular Digital Assets (including Cryptocurrencies), have the potential to be used for financial crimes or other illegal activities. Because the Blockchain platform that we are developing is novel, there are uncertainties regarding any legal and regulatory requirements for preventing Blockchain-related products and services from being put to such unlawful uses, and there are uncertainties regarding the liabilities and risks to us if we are unable to prevent such unlawful uses. Even if we comply with all laws and regulations regarding financial and Blockchain-related products and services, we have no ability to ensure that our customers, partners or others to whom we license or sell our products and services comply with all laws and regulations applicable to them and their transactions. Any negative publicity we receive regarding any allegations of unlawful uses of the Arculus Platform, including the Arculus Key card or the Arculus Wallet product could damage our reputation and such damage could be material and adverse, including to aspects of our business that are unrelated to the Arculus Platform. More generally, any negative publicity regarding unlawful uses of Blockchain technology or Digital Assets in the marketplace could materially reduce the demand for our products and services, including the Arculus Platform.

The initial Arculus Cold Storage Wallet product is comprised of a Cold Storage device and a mobile Wallet App. A Cold Storage Wallet uses an architecture where the Private Keys needed to access Digital Assets, such as

Cryptocurrencies, are stored outside of the Internet. In the Arculus Platform, the Arculus Cold Storage Wallet comprises the Arculus Key card, which stores the Private Keys on a secure NFC-enabled chip embedded in the card, and the Arculus Wallet App configured to communicate via NFC with the Arculus Key card. A user may choose to store his or her Digital Assets in a Cold Storage Wallet if such user has no immediate plan to use those Digital Assets because a Cold Storage Wallet potentially may be safer than a Hot Storage Wallet because the Hot Storage Wallet being consistently connected to the Internet makes it potentially more vulnerable to hacking. Through the use of Cold Storage Wallet technology, the Arculus Platform, with our three-factor authentication technology, may be able to increase the safety of users’ assets during storage, as compared to storing such Digital Assets in a Hot Storage Wallet. Further, Digital Assets are controllable only by the possessor of both the unique public and Private Keys relating to the local or online digital Wallet in which they are held, which Wallet’s public key or address is reflected in the network’s public Blockchain. Notwithstanding the increased security of the Cold Storage Wallet system as compared to a Hot Storage Wallet system, any loss of Private Keys, or hack or other compromise of, the Cold Storage Wallets could materially and adversely affect our customers’ ability to access or sell their Digital Assets and could cause significant reputational harm to us and, our Arculus Platform.

The Arculus Cold Storage Wallet employs security measures common to Blockchain technologies, and specifically includes an advanced three-factor authentication, including biometric, PIN, and key card authentication, as well as passcode storage that is separate from the private keys located on the Arculus Key card. The effectiveness of these security measures for users of the Arculus Cold Storage Wallet have not yet been determined. There is no guarantee that these security measures or any that we may develop in the future will be effective. Any failure of these security features may result in the loss of customers’ Digital Assets and cause reputational harm, which may be material to us, the occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Regulatory changes or actions may restrict the use of the Arculus Wallet or Digital Assets in a manner that adversely affects our business, prospects or operations.

Regulatory Uncertainty Surrounding the Digital Asset Environment, including Cryptocurrencies

As Digital Assets, including cryptocurrencies, have grown in both popularity and market size, governments around the world have reacted differently to Digital Assets, with certain governments deeming them illegal and others allowing their use and trade under certain circumstances. In addition, governments or regulatory authorities may impose new or additional licensing, registration or other compliance requirements on participants in the Digital Asset industry. Ongoing and future regulatory actions may impact our ability of to develop and offer products involving the use of Digital Assets, including the Arculus Wallet, or may impose additional costs, which may be material, on us in connection with such products, and such impact may be material and adverse. For example, the Commodities Futures Trading Commission (“CFTC”) has designated bitcoin, a form of Digital Asset that frequently is referred to as a Cryptocurrency, as a commodity, and as such, trades in bitcoin are subject to the CFTC’s antifraud authority.

Regulatory Risks Resulting from Potential Designation of Certain Digital Assets as Securities

Moreover, the Securities and Exchange Commission (“SEC”) staff has stated that bitcoin is not a security, but has asserted that certain other Digital Assets, such as XRP, are securities subject to the SEC’s substantive and antifraud authority. Further, derivatives on these Digital Assets, tokens that represent certain derivatives, and certain leveraged transactions on Digital Assets, may be subject to substantive regulation by the CFTC and/or SEC. In sum, these federal regulators, and various U.S. state and non-U.S. regulators, are still developing their frameworks for regulating Digital Assets.

There is currently no uniformly applicable legal or regulatory regime governing Digital Assets in certain jurisdictions, including in the U.S. A particular Digital Asset’s status as a “security” or other regulatory investment or the treatment of digital currency for tax purposes, in any relevant jurisdiction is subject to a high degree of uncertainty and potential inconsistency across regulatory regimes, and if we are unable to properly characterize a Digital Asset or assess our tax treatment, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition. Some jurisdictions have taken a broad-based approach to classifying Digital Assets as “securities,” while other foreign jurisdictions have adopted a narrower approach. As a result, certain Digital Assets may be deemed to be a “security” under the laws of some jurisdictions but not others. In the future, jurisdictions may adopt additional heterogeneous laws, regulations, or directives that affect the characterization of Digital Assets as “securities.”

In order to determine whether a particular Cryptocurrency or other Digital Asset is a security prior to supporting purchase and swap transactions on the Arculus Platform in such Cryptocurrency or other Digital Asset, we rely upon legal and regulatory analysis of legal counsel with expertise in the Digital Asset industry. This legal and regulatory analysis is informed not only by existing U.S. federal securities law, including case law, but also takes into account relevant U.S. federal and state enforcement actions, guidance and commentary of relevant U.S. regulators and staff thereof — including speeches and published securities law frameworks, other published analyses and ratings by market participants, securities litigation, those digital assets listed by what we believe to be respected Digital Asset trading platforms, published news and other data and materials that may from time to time become available to us. Accordingly, our determinations concerning which Cryptocurrencies and other Digital Assets are likely to be securities is updated regularly, in light of ongoing developments, and we expressly reserve the right (as reflected in the Arculus Platform terms and conditions) to discontinue support for any Cryptocurrencies and other Digital Assets, should we determine that such Cryptocurrencies or other Digital Assets have a meaningful risk of being characterized as securities (i.e., that there is a current reasonable likelihood that U.S. regulators or judicial authorities definitively determine, through legislation, rulemaking, case law or enforcement activity, that a particular Cryptocurrency or other Digital Asset is a security under the federal securities laws). While the methodology we have used, and expect to continue to use, to determine if purchase and swap transactions in a Cryptocurrency or other Digital Asset will be supported in the Arculus Platform is ultimately a risk-based assessment, it does not preclude legal or regulatory action based on the presence of a security. If we are found to have supported purchase and swap transactions in the Arculus Platform for Cryptocurrencies or other Digital Assets which are subsequently determined to be securities, it is possible that we could be viewed as inadvertently acting as an unlicensed broker-dealer which could subject us to, among other things, regulatory enforcement actions, censure, monetary fines, restrictions on the conduct of the Arculus business operations and/or rescission/damages claims by customers who use the Arculus Platform. Our failure to comply with applicable laws or regulations, or the costs associated with defending any action alleging our noncompliance with applicable laws or regulations, could materially and adversely affect us, our business and our results of operations.

Because the Arculus Platform may facilitate purchase and swap transactions in Digital Assets that could be classified as “securities,” our business may be subject to additional risk because such Digital Assets are subject to heightened scrutiny including under customer protection, anti-money laundering, counter terrorism financing and sanctions regulations. To the extent the Arculus Platform supports purchase and swap transactions in any Digital Assets that are deemed to be securities under any of the laws of the U.S. or another jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences. For instance, all purchase and swap transactions in such supported Digital Assets would have to be registered with the SEC, or conducted in accordance with an exemption from registration, which could severely limit Digital Asset liquidity, usability and transactability within the Arculus Platform. Comparable or other requirements may be imposed by authorities in other jurisdictions. Further, such limitations could result in negative publicity and a decline in the general acceptance of Digital Assets and would make it difficult for such purchase and swap transactions in such supported Digital Assets to be traded, cleared, and custodied as compared to other Digital Assets that are not considered to be securities. To counter such risks, we may have to remove Arculus Platform support for purchase and swap transactions in certain Digital Assets if and when such Digital Assets are designated as securities, which could hurt our business. Alternatively, we may be required to partner with third-party registered securities broker/dealers to facilitate securities trading by Arculus customers, and we may be unsuccessful in efforts to establish such a partnership.

In addition, we do not presently intend to effect or otherwise facilitate trading in securities by our Arculus customers through the use of our Arculus Wallet if such activities would require the use of a registered broker-dealer or investment adviser. Although we are establishing policies and procedures to ensure that our Arculus business activities do not result in us inadvertently acting as an unregistered broker-dealer or investment adviser, there can no assurance that such policies and procedures will be effective. If we are found by relevant regulatory agencies to have inadvertently acted as an unregistered broker-dealer with respect to purchase and swap transactions in particular Cryptocurrencies, we would expect to immediately cease supporting purchase and swap transactions in those Cryptocurrencies unless and until either the Cryptocurrency at issue is determined by the SEC or a judicial ruling to not be a security or we partner with a third-party registered broker-dealer or investment adviser, acquire a registered broker-dealer or investment adviser or register the Company as a securities broker-dealer or investment adviser, any of which we may elect not to do or may not be successful in doing. For any period of time during which we are found to have inadvertently acted as an unregistered broker-dealer or investment adviser, we could be subject to, among other things, regulatory enforcement actions, monetary fines, censure, restrictions on the conduct of our Arculus business operations and/or rescission/damages claims by customers who use the Arculus Platform. Our failure to comply with applicable laws or regulations, or the costs associated with defending any action alleging our noncompliance with applicable laws or regulations, could materially and adversely affect us,our business and our results of operations.

We do not believe the storage and peer-to-peer/send & receive functionality provided by the Arculus Wallet involves purchases, sales or other transactions effected by us (or any party other than the sender and the recipient). Further, we are not compensated for such user- directed activities. However, it is possible that regulators may determine that user-directed peer-to-peer transfers using the Arculus Wallet would require registration and compliance with broker-dealer and/or securities exchange regulations.

Regulatory Risks of Operating as an Unregistered Exchange or as Part of an Unregistered Exchange Mechanism

Any venue that brings together purchasers and sellers of Cryptocurrencies or other Digital Assets that are characterized as securities in the United States is generally subject to registration as a national securities exchange, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (or ATS). To the extent that any venue accessed via the Arculus Platform is not so registered (or appropriately exempt), we may be unable to permit continued support for purchase and swap transactions for Cryptocurrencies or other Digital Assets that become subject to characterization as securities. While we do not believe that the Arculus Platform, which facilitates purchase and swap transactions in certain Cryptocurrencies and other Digital Assets, is itself a securities exchange or ATS or is part of an unregistered exchange mechanism, regulators may determine that this is the case, and we would then be required to register as a securities exchange or qualify and register as an ATS, either of which could cause us to discontinue our purchase and swap support for such Cryptocurrencies or other Digital Assets or otherwise limit or modify Arculus Platform functionality or access. Any such discontinuation, limitation or other modification could negatively impact our business, operating results, and financial condition. In addition, to the extent other Cold Storage Wallets continue to provide access to such unregulated exchanges or are deemed to be part of an unregistered exchange mechanism, the discontinuation of access for users of the Arculus Wallet may be unpopular with users and may reduce our ability to attract and retain customers. Further, if we are found to be in violation of the Exchange Act due to operation of an unregistered exchange or as part of an unregistered exchange mechanism, we could be subject to significant monetary penalties, censure or other actions that may have a material and adverse effect on us. Notably, in September 2022, the SEC announced a proposed rule change that included, among other things, proposed amendments to Exchange Act rule 3b-16, concerning the definition of “exchange.” While it is not yet clear whether, and if so, in what form, such proposed amendments may be adopted, it is possible that a change to the definition of “exchange” could result in regulators determining that the Arculus Platform is functioning as a securities exchange or ATS or is part of an unregistered exchange mechanism, in which case, the potential registration requirements, or cessation, limitation or other modifications, in each case contemplated above, could become necessary or advisable.

We rely on third-party partners to provide certain features of the Arculus Wallet, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We partner with third-party development partners and exchanges to offer customers an option to use fiat currency to purchase Cryptocurrencies, and/or to swap one Cryptocurrency for another Cryptocurrency, using the Arculus Key card and Arculus Wallet. For additional information regarding our existing Arculus Wallet partner relationships, as well as our expectations regarding future partner relationships, please see the section of this report entitled, “Business — Overview.” If these third parties experience operational interference or disruptions, breach their agreements with us, fail to perform their obligations and meet our expectations, or experience a cybersecurity incident, our operations could be disrupted or otherwise negatively affected. If we are unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, third-party service unavailability could result in customer dissatisfaction, regulatory scrutiny, and damage to our reputation and brand, and other consequences that could materially and adversely affect our business. Furthermore, although the agreements with our existing partners contractually allocate liability to the partners for their actions, including liability relating to anti-money laundering, know your customer and other transaction-related regulatory compliance requirements, these provisions include limitations on liability. There can be no guarantee that we would not be held liable for the actions of our partners, or that the liabilities would not exceed the contractual limitations on liability. Any liabilities incurred by us for the actions of our third-party partners could have a material adverse effect on our business operations, financial condition and results of operations.

Our inability to safeguard against misappropriation or infringement of our intellectual property may adversely affect our business.

Our patents, trade secrets and other intellectual property rights are critical to our business. Our ability to safeguard our proprietary product designs and production processes against misappropriation by third parties is necessary to maintain our competitive position within our industry. Therefore, we routinely enter into confidentiality agreements with our employees, consultants and strategic partners to limit access to, and distribution of, our proprietary information in an effort to safeguard our proprietary rights and trade secrets. However, such efforts may not adequately protect our intellectual property against infringement and misappropriation by unauthorized third parties. Such third parties could interfere with our relationships with customers if successful in attempts to misappropriate our proprietary information or copy our products designs, or portions thereof. Additionally, because some of our customers purchase products on a purchase order basis and not pursuant to a detailed written contract, where we do not have the benefit of written protections with respect to certain intellectual property terms beyond standard terms and conditions, we may be exposed to potential infringement of our intellectual property rights. Enforcing our intellectual property rights against unauthorized use may be expensive and cause us to incur significant costs, all of which could adversely affect our business, financial condition and results of operations. There is no assurance that our existing or future patents will not be challenged, invalidated or otherwise circumvented. The patents and intellectual property rights we obtain, including our intellectual property rights which are formally registered in the United States and abroad, may be insufficient to provide meaningful protection or commercial advantage. Moreover, we may have difficulty obtaining additional patents and other intellectual property protections in the future. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we provide our products or services. Any of the foregoing factors may have a material adverse effect on our business.

We may incur substantial costs because of litigation or other proceedings relating to patents and other intellectual property rights.

Companies in our industry have commenced litigation to properly protect their intellectual property rights. Any proceedings or litigation that we initiate to enforce our intellectual property rights, or any intellectual property litigation asserted against us, could be costly and divert the attention of managerial and other personnel and further, could result in an adverse judgement or other determination that could preclude us from enforcing our intellectual property rights or offering some of our products to our customers. Royalty or other payments arising in settlements could negatively impact our profit margins and financial results. If we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may need to indemnify some customers and strategic partners related to allegations that our products infringe the intellectual property rights of others. Additionally, some of our customers, suppliers and licensors may not be obligated to indemnify us for the full costs and expenses of defending against infringement claims. We may also be required to defend against alleged infringement of the intellectual property rights of third parties because our products contain technologies properly sourced from suppliers or customers. We may be unable to determine in a timely manner or at all whether such intellectual property use infringes the rights of third parties. Any such litigation or other proceedings could adversely affect our business, financial condition and results of operations.

Production quality and manufacturing process disruptions could adversely affect our business.

Our products and our technological processes are highly complex, require specialized equipment to manufacture and are subject to strict tolerances and requirements. We could experience production disruptions due to machinery or technology failures, or as a result of external factors such as delays or quality control issues regarding materials provided by our suppliers. Utilities interruption or other factors beyond our control like natural disasters may also cause production disruptions. Such disruptions can reduce product yields and product quality, or interrupt or halt production altogether. As a result, we may be required to deliver products at a lower quality level in a less timely or cost-effective manner, rework or replace products, or may not be able to deliver products at all. Any such event could adversely affect our business, financial condition and results of operations.

We are dependent on certain distribution partners for distribution of our products and services. A loss of distribution partners could adversely affect our business.

A small number of distribution partners currently deliver a significant percentage of our products and services to customers. We intend to continue devoting resources in support of our distribution partners, but there are no guarantees that these relationships will remain in place over the short-or long-term. In addition, we cannot be assured that any of these distribution partners will continue to generate current levels of customer demand. A loss of any of these distribution partners could have a material adverse effect on our business, financial condition and results of operations.

We face competition that may result in a loss of our market share and/or a decline in profitability.

Our industry is highly competitive and we expect it to remain highly competitive as competitors cut production costs, new product markets develop, and other competitors attempt to enter the markets in which we operate or new markets in which we may enter. Some of our existing competitors have more sales, greater marketing, more specialized manufacturing, and highly efficient distribution processes. We may also face competition from new competitors that may enter our industry or specific product market. Such current or new competitors may develop technologies, processes or products that are better suited to succeed in the marketplace as a result of enhanced features and functionality at lower costs, particularly as technological sophistication of such competitors and the size of the market increase. These factors could lower our average selling prices and reduce gross margins. If we cannot sufficiently reduce our production costs or develop innovative technologies or products, we may not be able to compete effective in our product markets and maintain market share, which could adversely affect our business, financial condition and results of operations.

Our long-lived assets represent a significant portion of our total assets, and their full value may never be realized.

Our long-lived assets recorded as of December 31, 2021 were $27.4 million, representing approximately 26% of our total assets, of which we have recorded plant, equipment and leasehold improvements of $22.2 million, as our operations require significant investments in machinery and equipment.

We review other long-lived assets for impairment on an as-needed basis and when circumstances, alterations, or other events indicate that an asset group or carrying amount of an asset may not be recoverable. Examples of these other long-lived assets include intangible but identifiable assets and plant, equipment, and leasehold improvements. Such write-downs of long-lived assets may result from a drop in future expected cash flows and worsening performance, among other factors. If we must write-down long-lived assets, we record the appropriate charge, which may adversely affect our results of operations.

Our failure to operate our business in compliance with the standards of the PCI Security Standards Council or other industry standards applicable to our customers, such as Payment Networks certification standards, could adversely affect our business.

Many of our customers issue their cards on the Payment Networks that are subject to the standards of the PCI Security Standards Council or other standards and criteria relating to product specifications and supplier facility physical and logical security that we must satisfy in order to be eligible to supply products and services to such customers. Our contractual arrangements with our customers may be terminated if we fail to comply with these standards and criteria.

We make significant investments to our facilities in order to meet these industry standards, including investments required to satisfy changes adopted from time to time in industry standards. We may become ineligible to provide products and services to our customers if we are unable to continue to meet these standards. Many of the products we produce and services we provide are subject to certification with one or more of the Payment Networks. We may lose the ability to produce cards for or provide services to banks issuing credit or debit cards on the Payment Networks if we were to lose our certification from one or more of the Payment Networks or PCI certification for one or more of our facilities. If we are not able to produce cards for or provide services to any or all of the issuers issuing debit or credit cards on such Payment Networks, we could lose a substantial number of our customers, which could have a material adverse effect on our business, financial condition and results of operations.

As consumers and businesses spend less, our business, operation outcomes, and financial state may be adversely affected.

Companies that rely heavily on consumer and business spending are exposed to changing economic conditions and are impacted by changes in consumer confidence, consumer spending, discretionary income levels or consumer purchasing habits. A continuous decline in general economic conditions, particularly in the United States, or increases in interest rates, may reduce demand for our products, which could negatively impact our sales. An economic downturn could cause credit card issuers to switch card programs to plastic cards, seek lower-priced metal hybrid card suppliers, reduce credit limits, close accounts, and become more selective with respect to whom they issue credit cards. Such conditions and potential outcomes could adversely affect our financial performance, business, and results of operations.

Product liability and warranty claims and their associated costs may adversely affect our business.

The nature of our products is highly complex. As a result, we cannot guarantee that defects will not occur from time to time. We may incur extensive costs as a result of these defects and any resulting claims. For example, product recalls, writing down defective inventory, replacing defective items, lost sales or profits, and third-party claims can all give rise to costs incurred by us. We may also face liability for judgments and/or damages in connection with product liability and warranty claims. Damage to our reputation could occur if defective products are sold into the marketplace, which could result in further lost sales and profits. To the extent that we rely on purchase orders to govern our commercial relationships with our customers, we may not have specifically negotiated the allocation of risk for product liability obligations. Instead, we typically rely on warranties and limitations of liability included in our standard forms of order acceptance, invoice and other contract documents with our customers. Similarly, we obtain products and services from suppliers, some of which also use purchase order documents which may include limitations on product liability obligations with respect to their products and services. As a result, we may bear all or a significant portion of any product liability obligations rather than transferring this risk to our customers. Our reputation would be harmed and there could be a material adverse effect on our business, financial condition and results of operations if any of these risks materialize.

If tariffs and other restrictions on imported goods are imposed by the U.S. government, our sales and operations may be materially and adversely affected.

A portion of the raw materials used by us to manufacture our products are obtained, directly or indirectly, from companies located outside of the United States. Recently, tariffs have been imposed on imports from certain countries outside of the United States. As a result, further trade restrictions and/or tariffs may be forthcoming. Certain international trade agreements may also be at risk, as the current U.S. administration has voiced some opposition in respect thereof. These factors may stagnate the economy, impact relationships with and access to suppliers, and/or materially and adversely affect our business, financial condition and results of operations. These and future tariffs, as well as any other global trade developments, bring with them uncertainty. We cannot predict future changes to imports covered by tariffs or which countries will be included or excluded from such tariffs. The reactions of other countries and resulting actions on the United States and similarly situated companies could negatively impact our business, financial condition and results of operations.

Our international sales subject us to additional risks that can adversely affect our business, operating results and financial condition.

During each of 2021 and 2020, we derived approximately 18% of our revenue from sales to customers located outside the U.S. Our ability to convince customers to expand their use of our products or renew their agreements with us are directly correlated to our direct engagement with such customers. To the extent that we are unable to engage with non-U.S. customers effectively, we may be unable to grow sales to international customers to the same degree we have experienced in the past.

Our international operations subject it to a variety of risks and challenges, including:

•fluctuations in currency exchange rates and related effect on our operating results;

•general economic and geopolitical conditions in each country or region;

•the impact of Brexit; reduction in billings, foreign currency exchange rates, and trade with the EU;

•the effects of a widespread outbreak of an illness or disease, or any other public health crisis, including the COVID-19 pandemic, in each country or region;

•economic uncertainty around the world; and

•compliance with U.S. laws and regulations imposed by other countries on foreign operations, including the Foreign Corrupt Practices Act, the U.K. Bribery Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our products in certain foreign markets, and the risks and costs of non-compliance.

For example, in response to the rapidly developing conflict between Russia and Ukraine, the United States has imposed and may further impose, and other countries may additionally impose, broad sanctions or other restrictive actions against governmental and other entities in Russia. We presently produce metal credit cards for a distributor that distributes such cards for resale by a Russian-based bank. While the existing sanctions do not currently prohibit the production and sale of our metal credit cards to this customer, additional sanctions may be imposed in the future that could prevent us from selling to this customer or other customers in the affected regions. Additionally, further escalation of geopolitical tensions could have a broader impact that extends into other markets where we do business. Any of these risks could adversely affect our international sales, reduce our international sales or increase our operating costs, adversely affecting our business, financial condition and operating results.

We rely on licensing arrangements in production and other fields, and actions taken by any of our licensing partners could have a material adverse effect on our business.

Many of our products integrate third-party technologies that we license or otherwise obtain the right to use. We have entered into licensing agreements that provide access to technology owned by third parties. The terms of our licensing arrangements vary. These different terms could have a negative impact on our performance to the extent new or existing licensees demand a greater proportion of royalty revenues under our licensing arrangements. Additionally, such third parties may not continue to renew their licenses with us on similar terms or at all, which could negatively impact our net sales. If we are unable to continue to successfully renew these agreements, we may lose our access to certain technologies relied upon to develop certain of our products. The loss of access to those technologies, if not replaced with internally-developed or other licensed technology, could have a material adverse effect on our business and result of operations.

The adoption of new tax legislation could affect our financial performance.

We are subject to income and other taxes in the United States. Our effective tax rate in the future could be adversely affected by changes in tax laws. More generally, it is possible that U.S. federal income or other tax laws or the interpretation of tax laws will change. For example, the Biden Administration has proposed an increase in the U.S. corporate income tax rate and a minimum corporate tax based on book income. It is difficult to predict whether and when there will be tax law changes having a material adverse effect on our business, financial condition, results of operations and cash flows.

Risk Related to the Tax Receivable Agreement

Our only significant asset is our ownership interest in Holdings and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

We have no direct operations and no significant assets other than our ownership interest in Holdings. We will depend on Holdings for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, to pay any dividends with respect to our Common Stock, and to satisfy our obligations under the Tax Receivable Agreement. The financial condition and operating requirements of Holdings may limit our ability to obtain cash from Holdings. The earnings from, or other available assets of, Holdings may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

We may be required to pay certain Holders for most of the benefits relating to any additional tax depreciation or amortization deductions that we may claim.

In connection with the Business Combination, we entered into the Tax Receivable Agreement with Holdings and the TRA Parties (as defined therein). The Tax Receivable Agreement will provide for the payment by us to certain Holders of 90% of the benefits, if any, that we are deemed to realize (calculated using certain assumptions) as a result of (i) our allocable share of existing tax basis in the assets of Holdings and its subsidiaries acquired (A) in the Business Combination and (B) upon sales or exchanges of Holdings Units pursuant to the Exchange Agreement after the Business Combination, (ii) certain increases in tax basis that occur as a result of (A) the Business Combination and (B) sales or exchanges of Holdings Units pursuant to the Exchange Agreement after the Business Combination, and (iii) certain other tax benefits, including tax benefits attributable to payments under the Tax Receivable Agreement. These tax attributes may increase (for tax purposes) our depreciation and amortization deductions and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of such tax attributes, and a court could sustain such a challenge. Such tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted- average state and local income tax rate to calculate tax benefits. The payment obligations under the Tax Receivable Agreement are an obligation of ours, but not of Holdings. We expect to benefit from the remaining 10% of realized cash tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments, and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of exchanges, and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Holdings and our possible utilization of tax attributes, the payments that Holdings, Inc. may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the exchanging holders of Class B Units. See “Certain Relationships and Related Person Transactions of the Company — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

Our payment obligations under the Tax Receivable Agreement may be accelerated in the event of certain changes of control and will be accelerated in the event it elects to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes that would subsequently be available to us. The accelerated payments required in such circumstances will be calculated by reference to the present value (at a discount rate equal to the lesser of (i) 6.5% per annum and (ii) one year LIBOR, or its successor rate, plus 100 basis points) of all future payments that holders of Holdings Class B Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that we will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses and the five-year period after the early termination or change of control. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and our utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). Our ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 90% of our actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by us may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or payments to us by Holdings are not sufficient to permit us to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A Common Stock.

In the case of certain changes of control, payments under the Tax Receivable Agreement may be accelerated and may significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A Common Stock in a change of control transaction.

In certain circumstances, Holdings will be required to make pro rata distributions to us and the holders of the Class B Units of Holdings with respect to the taxes of its holders, and the distributions that Holdings will be required to make may be substantial and in excess of our tax liabilities and obligations under the Tax Receivable Agreement. To the extent we do not distribute such excess cash to the holders of our Class A Common Stock or contribute such excess cash to Holdings in exchange for the issuance of additional Class A Units and a corresponding stock dividend of Class A Common Stock to the holders of our Class A Common Stock, the holders of Class B Units of Holdings would benefit from any value attributable to such cash balances as a result of their ownership of Class A Common Stock following an exchange of their Class B Units.

Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to any entity-level U.S. federal income tax. Instead, taxable income is allocated to holders of Holdings’ equity interests, including us. Accordingly, we incur income taxes on our allocable share of any net taxable income of Holdings. Under the Holdings Second Amended and Restated LLC Agreement, Holdings is generally required from time to time to make pro rata distributions in cash to us and the holders of Class B Units of Holdings in amounts that are intended to be sufficient to cover the taxes on our and the other holders of Class B Units of Holdings respective allocable shares of the taxable income of Holdings, based on certain assumptions contained in the Holdings Second Amended and Restated LLC Agreement. As a result of (i) potential differences in the amount of net taxable income allocable to us and the holders of Class B Units of Holdings, (ii) the lower tax rate applicable to corporations as compared to individuals and (iii) the favorable tax benefits that we anticipate receiving from acquisitions of Class B Units in connection with taxable exchanges of Class B Units for shares of our Class A Common Stock, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, any potential dividends, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the exchange ratio of Class B Units for shares of Class A Common Stock will be made as a result of either (i) any cash distribution by Holdings or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A Common Stock or contribute such excess cash to Holdings in exchange for the issuance of additional Class A Units and a corresponding stock dividend of Class A Common Stock to the holders of our Class A Common Stock, and instead, for example, hold such cash balances or lend them to Holdings, the holders of Class B Units of Holdings would benefit from any value attributable to such cash balances as a result of their ownership of Class A Common Stock following an exchange of their Class B Units.

Risks Related to our Indebtedness

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.

We had approximately $395 million of indebtedness as of December 31, 2021, consisting of amounts outstanding under our senior secured credit facility and senior notes.

Our indebtedness could have important consequences to our investors, including, but not limited to:

•increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•requiring the dedication of a substantial portion of our cash flow from operations to servicing debt, including interest payments and annual excess cash flow prepayment obligations;

•limiting our flexibility in planning for, or reacting to, changes in our business and the competitive environment; and

•limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

The interest rates in our credit facility are set based upon stated margins above lender’s base rate and the London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market, which is subject to fluctuation. In addition, the interest rate margin applicable to our term loans and revolving loans can vary by one hundred (100) basis points depending on our total leverage ratio. An increase in interest rates would adversely affect our profitability.

Upon the occurrence of an event of default relating to our credit facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit.

Under our credit facility, upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the credit agreement to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders under the credit agreement could proceed to foreclose against our collateral that secures that indebtedness. We have granted the lenders a security interest in substantially all of our assets.

The debt outstanding under our existing credit facility has a variable rate of interest that is based on the London Interbank Offered Rate (“LIBOR”) which may have consequences for us that cannot be reasonably predicted and may increase our cost of borrowing in the future.

Our debt outstanding under our existing credit facility bears interest at a variable rate per annum that is calculated based upon the LIBOR rate plus the applicable margin, ranging from 2.0% – 3.0%. The LIBOR benchmark has been the subject of national, international, and other regulatory guidance and proposals for reform. In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. However, for U.S. dollar LIBOR, the relevant date was deferred to June 30, 2023 for certain tenors (including overnight and one, three, six and 12 months), at which time the LIBOR administrator will cease publication of U.S. dollar LIBOR. Despite this deferral, the LIBOR administrator has advised that no new contracts using U.S. dollar LIBOR should be entered into after December 31, 2021. These actions indicate that the continuation of U.S. LIBOR on the current basis cannot be guaranteed after June 30, 2023. Moreover, it is possible that U.S. LIBOR will be discontinued or modified prior to June 30, 2023. While regulators in various jurisdictions have been working to replace LIBOR, it is unclear whether new agreed-upon benchmark rates will be established. Although our credit facility provides for alternative reference rates, such alternative reference rates and the consequences of the phase-out of LIBOR cannot be entirely predicted at this time. An alternative reference rate could be higher or more volatile than LIBOR prior to its discontinuance, which could result in an increase in the cost of our indebtedness, adversely impacting our financial condition and results of operations. Additionally, the U.S. or global financial markets may be disrupted as a result of the phase-out of LIBOR, which could also have a material adverse effect on our business, financial condition and results of operations.

Our credit facility contains restrictive covenants that may impair our ability to conduct business.

Our credit facility contains operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. We must comply with a maximum senior secured leverage ratio and a minimum debt service coverage ratio. Among other things, these covenants restrict our and our subsidiaries’ ability to grant additional liens, consolidate or merge with other entities, purchase or sell assets, declare dividends, incur additional debt, make advances, investments and loans, transact with affiliates, issue equity interests, modify organizational documents and engage in other business. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our credit facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure of our assets.

See Note 5 in Notes to Consolidated Financial Statements to the Consolidated Financial Statements of the Company in this report on Form 10-Q for additional information.

Our guarantees of indebtedness and liabilities could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations.

In connection with the Business Combination, Holdings issued the PIPE Senior Notes that are exchangeable into shares of our Class A Common Stock at a conversion price of $11.50 per share. The PIPE Senior Notes are guaranteed by CompoSecure, L.L.C. Our guarantees of indebtedness could have significant negative consequences for our security holders, equity holders and our business, results of operations and financial condition by, among other things:

•increasing our vulnerability to adverse economic and industry conditions;

•limiting our ability to obtain additional financing;

•requiring the dedication of a substantial portion of our cash flow from operations to service our guarantees of indebtedness, which reduces the amount of cash available for other purposes;

•limiting our flexibility to plan for, or react to, changes in our business;

•diluting the interests of our stockholders as a result of the issuance shares of our Class A Common Stock upon conversion of the PIPE Senior Notes; and

•placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts that may become due under our guarantees of indebtedness, including in connection with the PIPE Senior Notes, and our cash needs may increase in the future. In addition, any future indebtedness or guarantees of indebtedness that we may incur may contain financial and other restrictive covenants that limit our ability to operate our business, raise capital or make payments under our other indebtedness. If we fail to comply with these covenants or to make payments under our guarantees of indebtedness if and when due, then we could be in default under those guarantees of indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full.

General Risks Related to Ownership of our Securities

Our only significant asset will be our ownership of our subsidiaries’ business. If the business of our subsidiaries is not profitably operated, we may be unable to pay us dividends or make distributions to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

CompoSecure, Inc. has no direct operations and no significant assets other than the ownership of its subsidiaries, which operate the Company’s business. CompoSecure, Inc. will depend on profits generated by its subsidiaries’ business for debt repayment and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, to pay any dividends with respect to its capital stock and to make distributions. Legal and contractual restrictions in agreements governing the indebtedness of the Company or its subsidiaries, as well as their financial condition and operating requirements, may limit the ability of our subsidiaries to make distributions to the Company.

Provisions in our Charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Common Stock and could entrench management.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the classification of our Board, the ability of our Board to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In addition, while we have opted out of Section 203 of the DGCL, our charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•prior to such time, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

We may be unable to satisfy the Nasdaq listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

We may be unable to maintain the listing of our securities on Nasdaq in the future. If our securities are delisted from Nasdaq, there could be significant material adverse consequences, including:

•a limited availability of market quotations for our securities;

•a limited amount of news and analyst coverage about the Company; and

•a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur significant costs and obligations as a result of being a public company.

As a new public company, we will incur significant legal, accounting, insurance and other expenses. These expenses will increase once we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related hereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years from the consummation of our initial public offering or until such earlier time that we have $1.07 billion or more in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active market for our securities, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

Previously as a privately held company prior to the Business Combination, Holdings was not required to adopt all of the financial reporting and disclosure procedures and controls required of a United States publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of the Company and could require the management of the Company to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our securities on Nasdaq.

If our operating performance does not meet market expectations, the price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for Holdings’ equity. Accordingly, the valuation that was ascribed to Holdings’ equity in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our securities may include:

•actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•changes in the market’s expectations about our operating results;

•success of competitors;

•our operating results failing to meet market expectations in a particular period;

•changes in financial estimates and recommendations by securities analysts concerning us or the financial payment card and Digital Asset industries and markets in general;

•operating and stock price performance of other companies that investors deem comparable to us;

•our ability to market new and enhanced products on a timely basis;

•changes in laws and regulations affecting our business;

•commencement of, or involvement in, litigation involving us;

•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•the volume of shares of our securities available for public sale;

•any significant change in our board or management;

•sales of substantial amounts of our securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress our securities prices regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our Public Warrants and the Resale Warrants may never be in the money, and they may expire worthless.

The exercise price for our Public Warrants and Resale Warrants is $11.50 per share, which exceeds the market price of our Class A Common Stock, which was $6.10 per share based on the closing price on August 4, 2022. There can be no assurance that the Public Warrants and Resale Warrants will ever be in the money prior to their expiration and, as such, the Public Warrants and Resale Warrants may expire worthless.

The terms of our Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a Warrant.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem outstanding Warrants (excluding any Resale Warrants held by Roman Sponsor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant holder: (i) to exercise your Warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, could be substantially less than the market value of your Warrants.

Warrants to purchase our Class A Common Stock are presently exercisable, which could increase the number of shares of Class A Common Stock eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Warrants to purchase an aggregate of 22,415,400 shares of our common stock are exercisable on the 30th day following the closing of the Business Combination in accordance with the terms of the warrant agreement governing those securities. These Warrants consist of 11,578,000 Public Warrants and 10,837,400 Resale Warrants originally included in the units issued in our IPO. Each Warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, on December 27, 2026 or earlier upon redemption of our Class A Common Stock or our liquidation. To the extent Warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our securities.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business.

Commencing with this report, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those previously required of Holdings as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our securities.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following November 10, 2025, the fifth anniversary of the consummation of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

Our ability to successfully operate our business largely depends upon the efforts of certain key personnel. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to successfully operate our business depends upon the efforts of certain key personnel. The unexpected loss of key personnel may adversely affect our operations and profitability. In addition, our future success depends in part on our ability to identify and retain key personnel to expand and/or succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of our key personnel, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of our business may be adversely impacted.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our securities.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, prices for our securities would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our securities may be limited, making it more difficult for a holder to sell securities at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Prices for our securities may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our securities or publishes inaccurate or unfavorable research about our business, prices for our securities could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, prices for our securities or trading volume could decline.

Future sales of our securities, including resale of securities issued to the certain stockholders, may reduce the market price of our securities that you might otherwise obtain.

Upon expiration of the lockup period applicable to our securities held by certain of our stockholders may sell large amounts of our securities in the open market or in privately negotiated transactions. The registration and availability of such a significant number of securities for trading in the public market may increase the volatility in the price of our securities or put significant downward pressure on the price of our securities. In addition, we may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Because certain significant shareholders control a significant percentage of our common stock, such shareholders may influence major corporate decisions of the Company and our interests may conflict with the interests of other holders of our common stock.

LLR Equity Partners IV, L.P. and LLR Equity Partners Parallel IV, L.P. (the “LLR Parties”) and Michele D. Logan and any trust, entity or other similar vehicle or account affiliated with Michele D. Logan (the “Logan Parties”) beneficially owned, at August 1, 2022, approximately 45% and 28%, respectively of the voting power of our outstanding common stock. As a result of this control, the LLR Parties and the Logan Parties will be able to influence matters requiring approval by our stockholders and/or our Board, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. The LLR Parties and the Logan Parties may also have interests that differ from the interests of other holders of our securities and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the Company and may materially and adversely affect the market price of our securities. In addition, the LLR Parties or the Logan Parties may in the future own businesses that directly compete with the business of the Company.

Our Charter renounces any expectancy in or right to be offered an opportunity to participate in certain transactions or matters that may be investment, corporate or business opportunities and that are presented to the Company or our officers, directors or stockholders.

Our Charter provides that, to the fullest extent permitted by Delaware law, each member of Holdings, their respective affiliates (other than the Company and our subsidiaries) and, to the extent any member is a series limited liability company, any series thereof and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Company (each, an “Excluded Party”), shall not have any fiduciary duty to refrain from (a) directly or indirectly engaging in any opportunity in which we, directly or indirectly, could have an interest or expectancy or (b) otherwise competing with us. Our Charter also renounces, to the fullest extent permitted by Delaware law, any interest or expectancy that we have in any opportunity in which any Excluded Party engages, even if the opportunity is one in which we, directly or indirectly, could have had an interest or expectancy. To the fullest extent permitted by Delaware law, in the event that any Excluded Party acquires knowledge of an opportunity that may be an opportunity for itself, himself or herself and for us, such party shall have no duty to communicate or present such opportunity to us and shall not be liable to us or any of our stockholders for breach of any fiduciary duty as our stockholder, director or officer solely for having pursued or acquired such opportunity or for offering or directing such opportunity to another person. To the fullest extent permitted by Delaware law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Our Bylaws designate the courts of the Court of Chancery in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by stockholders, which could limit the ability of stockholders to obtain a favorable judicial forum for disputes.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (c) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or Bylaws or (d) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine.

Notwithstanding the foregoing, these provisions of the Bylaws will not apply to any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (including suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum), or for which the Court of Chancery does not have subject matter jurisdiction. While this exclusive provision applies to claims under the Securities Act, we note, however, that there is uncertainty as to whether a court would enforce this provision and that stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Bylaws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and securities prices, which could cause you to lose some or all of your investment.

If there are material issues in the business of our subsidiaries, or factors outside of our and our subsidiaries control later arise, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in losses. Additionally, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our securities prices may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

The future exercise of registration rights may adversely affect the market price of our securities.

Sales of a substantial number of shares of common stock in the public market could occur at any time. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of securities intend to sell securities, could reduce the market price of our securities.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

In accordance with the Holdings Second Amended and Restated LLC Agreement and the terms of the Exchange Agreement entered into in connection with the Business Combination, the Class B Units of Holdings may each be exchanged at the option of the holder, together with a corresponding cancellation of the corresponding number of shares of Class B Common Stock of the Company, on a one-for-one basis for shares of Class A Common Stock of the Company. There is no cash or other consideration paid by the holder in these transactions and, therefore, there is no cash or other consideration received by the Company. The shares of Class A Common Stock issued by the Company in such exchanges are exempt from registration pursuant to Section 4(a)(2) of the Securities Act. During the quarter ended June 30, 2022, the Company issued 100,000 shares of Class A Common Stock upon the exchange of the same number of Class B Units and the cancellation of the same number of shares of Class B Common Stock held by the exchanging stockholder.
Item 3. Defaults Upon Senior Securities
None.
Item 4. Mine Safety Disclosures
Not applicable.
Item 5. Other Information
Not applicable.
Item 6. Exhibits
See the Exhibit Index immediately following the signature page of this Quarterly Report on Form 10-Q.

Signatures

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CompoSecure, Inc.

Date: August 9, 2022                        By: /s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: President and Chief Executive Officer
(Principal Executive Officer)

Date: August 9, 2022                        By: /s/ Timothy Fitzsimmons
Name: Timothy Fitzsimmons
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

31.1*	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101	The following materials from CompoSecure, Inc.'s Form 10-Q for the quarter ended June 30, 2022, formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021, (ii) Consolidated Statements of Operations (Unaudited) for the three and six months ended June 30, 2022 and June 30, 2021, (iii) Consolidated Statements of Comprehensive Income (Unaudited) for the three and six months ended June 30, 2022 and June 30, 2021 (iv) Consolidated Statements of Stockholders’ Equity (Unaudited) for the three and six months ended June 30, 2022 and June 30, 2021, as well as the year ended December 31, 2021, (v) Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 2022 and June 30, 2021, and (vi) Notes to Consolidated Financial Statements - Unaudited.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Filed herewith
** In accordance with SEC Release 33-8238, Exhibits 32.1 and 32.2 are being furnished and not filed.

Exhibit 31.1
CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, Jonathan C. Wilk, certify that:
1.    I have reviewed this Quarterly Report on Form 10-Q of CompoSecure, Inc.
2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.    Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.    The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.    The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: August 9, 2022                        By: /s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2
CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, Timothy Fitzsimmons, certify that:
1.    I have reviewed this Quarterly Report on Form 10-Q of CompoSecure, Inc.
2.    Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.    Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.    The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.    The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
Date: August 9, 2022                        By: /s/ Timothy Fitzsimmons
Name: Timothy Fitzsimmons
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1
CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of CompoSecure, Inc., a Delaware corporation (the “Company”), on Form 10-Q for the quarter ended June 30, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jonathan C. Wilk, President and Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 9, 2022                        By: /s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2
CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of CompoSecure, Inc., a Delaware corporation (the “Company”), on Form 10-Q for the quarter ended June 30, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Timothy Fitzsimmons, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1.    The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.    The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 9, 2022                        By: /s/ Timothy Fitzsimmons
Name: Timothy Fitzsimmons
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)